AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON_______________, 1998

                                                   REGISTRATION STATEMENT 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549

                                    FORM S-1
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933

                           MEDI-CEN MANAGEMENT, INC.
             (Exact name of registrant as specified in its charter)

              MARYLAND                                      8721                                     52-1892451
    STATE OR OTHER JURISDICTION                 (PRIMARY STANDARD INDUSTRIAL                      (I.R.S. EMPLOYER
 OF INCORPORATION OR ORGANIZATION)              CLASSIFICATION CODE NUMBER)                    IDENTIFICATION NUMBER)

                        5301 WISCONSIN AVENUE, SUITE 620
                             WASHINGTON, D.C. 20015
                                 (301) 961-2799
   (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               MR. MICHAEL MACEDO
                             CHIEF EXECUTIVE OFFICER
                        5301 WISCONSIN AVENUE, SUITE 620
                             WASHINGTON, D.C. 20015
                                 (301) 961-2799
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                              OF AGENT FOR SERVICE)

                          Copies of Communications to:

    Jeffrey A. Baumel, Esq.                       Elizabeth Hughes, Esq.
    Gibbons, Del Deo, Dolan,                  Venable, Baetjer & Howard, LLP
     Griffinger & Vecchione                    1800 Mercantile Bank & Trust
      One Riverfront Plaza                          Two Hopkins Place
    Newark, New Jersey 07102                       Baltimore, Maryland
        (973) 596-4500                               (410) 244-7400

     APPROXIMATE DATE OF COMMENCEMENT PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                         CALCULATION OF REGISTRATION FEE

                                                                                      PROPOSED
                                                                                       MAXIMUM
         TITLE OF EACH CLASS                        AMOUNT           PROPOSED         AGGREGATE           AMOUNT
            OF SECURITIES                           TO BE         MAXIMUM PRICE        OFFERING             OF
          TO BE REGISTERED                        REGISTERED     PER SECURITY(1)       PRICE(1)      REGISTRATION FEE
          ----------------                        ----------     ---------------       --------      ----------------
Common Stock, par value $.0024 per share  ....... 2,300,000(2)        $10.00         $23,000,000        $6,969.70
Total Registration Fee  ............................................................................... $6,969.70

(1)  Estimated solely for purposes of calculating registration fee.

(2) Includes 300,000 shares of Common Stock subject to an over-allotment option granted to the Underwriter.

                  SUBJECT TO COMPLETION DATED MARCH 16, 1998

    PROSPECTUS                                                       [LOGO]
                                2,000,000 SHARES

                            MEDI-CEN MANAGEMENT, INC.

                                  COMMON STOCK

[RED HERRING LANGUAGE: Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time this registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.]

     All of the shares of Common Stock, par value $0.0024 per share (the Common Stock) offered hereby are being sold by Medi-Cen Management, Inc. (MMI or the Company). Prior to this offering (the Offering), there has been no significant public market for the Common Stock of the Company. For a discussion of the factors considered in determining the initial public offering price, see Underwriting.

     It is currently estimated that the initial public offering price will be between $8.00 and $10.00 per share. The Company has applied for listing of the shares of Common Stock for quotation on the Nasdaq National Market under the symbol MCEN.

     SEE RISK FACTORS BEGINNING ON PAGE 6 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OF COMMON STOCK OFFERED HEREBY.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY
             STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
             ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                                             UNDERWRITING
                            PRICE TO           DISCOUNTS          PROCEEDS TO
                             PUBLIC        AND COMMISSIONS(1)      COMPANY(2)
Per Share  .................   $                   $                   $
Total (3)  .................   $                   $                   $

(1) Does not include additional consideration to be received by Ferris, Baker Watts, Incorporated (the Representative) in the form of a one percent non-accountable expense allowance and the value of warrants to be issued to the Representative to purchase 200,000 shares of Common Stock at an exercise price of 110% of the Price to Public (the Representative's Warrants). The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the Securities Act). See Underwriting.

(2) Before deducting expenses of the Offering payable by the Company estimated at $905,000, including the Underwriter's non-accountable expense allowance.

(3) The Company has granted the Underwriters a 30-day option to purchase up to an additional 300,000 shares of Common Stock on the same terms and conditions as set forth herein, solely to cover over-allotments, if any. If the Underwriters exercise such option in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $ , $ and $ , respectively. See Underwriting.

     The shares of Common Stock are offered by the Underwriters named herein, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to their right to reject any order in whole or in part. It is expected that delivery of certificates representing the shares of Common Stock will be made against payment therefor at the offices of Ferris, Baker Watts, Incorporated, 1720 Eye Street, N.W., Washington, D.C., or through the Depository Trust Company on or about , 1998.

                               FERRIS, BAKER WATTS
                                  Incorporated

                  The date of this Prospectus is ________, 1998

                            AVAILABLE INFORMATION

     As of the date of this Prospectus, the Company will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the Exchange Act), and in accordance therewith, will file reports, proxy statements and other information with the Securities and Exchange Commission (the Commission). The Company intends to furnish its stockholders with annual reports containing audited financial statements and such other periodic reports as the Company deems appropriate or as may be required by law.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS, ON NASDAQ, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE, WHICH STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICES OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR AND PURCHASE SHARES OF COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE UNDERWRITING.

                              PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information, including risk factors and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety. Unless otherwise indicated, the information contained in this Prospectus, including per share data and information relating to the number of shares outstanding gives effect to (i) a 4.132 for one stock split of the Common Stock effected on the date of this Prospectus, (ii) the merger (Merger) of Medi-Cen Corporation of America (MCA) into a wholly owned subsidiary of the Company effective on the date of this Prospectus, (iii) and assumes no exercise of the Underwriters' over-allotment option. All references herein to the Company shall include the Company and MCA together. See Description of Securities and Underwriting. This Prospectus contains forward looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in Risk Factors.

                                 THE COMPANY

     Medi-Cen Management, Inc. (MMI or the Company) provides or arranges for the provision of management services to medical practices and develops low-cost physician driven provider networks and medical mall facilities. The Company has developed three medical mall facilities in the Washington, D.C. metropolitan area, each providing medical services ranging from general family practice to selected specialties. Through the medical mall facilities, the Company enables health care providers and payors to offer patients high-quality medical services on a cost-effective basis. Additional physician management services provided by the Company include marketing, health care payor contracting and financial and administrative management. The Company currently manages a network of approximately 57 licensed health care providers that treat over 100,000 active patients. The Company intends to rapidly expand the medical mall concept throughout the Washington-Baltimore metropolitan area and throughout the mid-Atlantic region to take advantage of market opportunities.

     The Company believes that there are several advantages to its medical mall strategy. The one-stop facility permits patients to see both primary care providers  and  specialists  under  one  roof,  which  is  both  convenient  and time-saving. In addition, the Company provides patients with a single comprehensive monthly statement for all medical services provided at the medical malls, thereby reducing paperwork and confusion. The Company also believes that the medical malls reduce overhead expenses, ultimately resulting in lower health care delivery costs. Finally, the Company believes the medical malls will help attract high-quality health care providers by: (i) increasing provider compensation by lowering overhead costs; (ii) allowing health care providers to locally control the practice of medicine; (iii) offering providers the ability to consult with other specialists in the facilities; and (iv) providing the financial incentive and automony of controlling the physical assets and non-professional costs of the medical practices through its franchise structure.

     The Company affiliates with licensed health care providers who are seeking the resources necessary to function effectively in health care markets that are evolving from fee-for-service to managed care payor systems. The Company enhances the operations of medical practices by centralizing administrative functions and introducing management tools, such as clinical guidelines, utilization review and outcomes measurement. The Company also provides medical practices with access to capital and sophisticated management information systems. In addition, the Company receives payments from over 1,400 health maintenance organizations and other third-party payors. These relationships provide licensed health care providers with the opportunity to operate under a variety of payor arrangements and to increase their patient flow.

     The Company has developed a corporate structure that provides licensed health care providers control over the delivery of medical services while the Company provides, or arranges for the provision of, administrative services. The Company has entered into long-term management service agreements with two networks of health care providers, Yater Medical Group, P.C. (Yater) and Medi-Cen Physician Services, L.L.P. (MPS, and together with Yater, the PCs), which directly employ the health care providers that treat the patients in the medical malls. The management services agreements require the Company to provide, or arrange for the provision of, substantially all non-professional services on behalf of the PCs, including, but not limited to, billing, recruitment and establishment of medical malls. The Company has arranged for a franchisee, Medi-Cen, Corp. of Maryland, Inc. (MOM) to provide operational services at the medical malls, including the payment of rent for the facilities, the purchase of supplies and equipment and salaries for non-professional staff. A majority of the health care providers employed by the PCs are also equity owners in MOM and, accordingly, have direct input into local governance and certain operations of the medical practices as well as a direct incentive to efficiently utilize the facilities.

     Fee-for-service reimbursement is rapidly being replaced by alternative reimbursement models, including capitated and other discounted-fee arrangements. In response, individual physicians and small group practices are increasingly affiliating with larger group practices and physician practice management companies. The Washington, D.C. area in which the Company operates has been particularly affected by the changing health care environment. The Company believes that fewer than 6% of physicians in the Washington - Baltimore metropolitan area have entered into practice management agreements, providing significant opportunities for the Company to assist physicians in developing medical mall facilities and managing the administrative aspects of group practices and networks.

     The Company believes that it is well positioned to attract, organize and manage medical group practices by offering, through the unique medical mall and franchise concept, a full range of integrated management services and access to managed care patients. The Company's strategy includes (i) developing additional medical mall facilities, (ii) providing low cost medical services by increasing operational efficiencies and cost reductions, (iii) attracting high quality health care providers, (iv) diversifying its payor base, and (v) utilizing sophisticated management information systems.

     The Company was incorporated on March 25, 1994 under the laws of the State of Maryland and commenced operations on January 1, 1995. The Company's principal executive offices are located at 5301 Wisconsin Avenue, Suite 620, Washington, DC 20015, and its telephone number is (301) 961-2799.

                                 THE OFFERING

Common Stock Offered by the Company..  2,000,000 shares

Common Stock to be Outstanding after
  the Offering  .....................  5,378,046 shares (1)

Use of Proceeds  ....................  The  Company   intends  to  use  the  net
                                       proceeds   of  the   Offering   for   the
                                       development  of medical mall  facilities,
                                       the repayment of certain  debt to finance
                                       acquisitions  and  expansion  of the PCs,
                                       working  capital,  and  general corporate
                                       purposes.  See "Use of  Proceeds."
Proposed  Nasdaq  National Market
  Symbol  ...........................  MCEN

(1) Excludes (i) 2,000,000 shares of Common Stock issuable upon the exercise of options under the Company's Stock Option Plan, 1,800,000 of which have been granted at an exercise price equal to the initial public offering price;
     (ii) 945,826 shares of Common Stock issuable pursuant to the exercise of certain other options and warrants at a weighted average exercise price of $4.36; (iii) approximately 36,111 shares of Common Stock issuable upon consummation of this Offering in lieu of compensation valued at the initial public offering price; and (iv) up to 116,109 shares of Common Stock issuable upon consummation of the Merger. See "Management-Stock Option Plan," "Management's Discussion and Analysis of Financial Condition and Results of Operations - Overview" and "Underwriting."

                       SUMMARY CONSOLIDATED FINANCIAL DATA

     Due to control by the Company, the summary consolidated financial data presented below reflects the consolidation of the operations of MPS with those of the Company for all periods presented and the operations of Yater with those of the Company for the period ending December 31, 1997.

                                                                                  YEARS ENDED DECEMBER 31,
                                                                          -----------------------------------------
                                                                                1995          1996          1997
                                                                                ----          ----          ----
STATEMENT OF OPERATIONS DATA:
Total revenue...........................................................  $  1,151,144  $  1,304,130  $  6,603,791
Operating income........................................................       268,669       278,149     1,044,558
Net income..............................................................       284,107       267,008     1,046,563
Net income per share....................................................                              $       0.31
Weighted average number of shares outstanding...........................                                 3,363,084
CERTAIN OPERATING DATA:
Staff health care providers.............................................             8            11            53
Independent network health care providers...............................           120           123           114
Patients treated........................................................         4,498        13,952       104,481
Payors..................................................................           553           987         1,406

                                                                                             DECEMBER 31, 1997
                                                                                      ------------------------------
                                                                                          ACTUAL      AS ADJUSTED(1)
                                                                                          ------      --------------
BALANCE SHEET DATA:
Working capital (deficit)...........................................................  $  1,930,487   $ 17,632,791
Total assets........................................................................     7,204,222     22,533,353
Total long term debt, net of current maturities.....................................     3,805,138      3,672,442
Stockholders' equity................................................................     1,517,597     17,352,597

(1) Adjusted to give effect to the sale of the 2,000,000 shares of Common Stock offered hereby (at an assumed initial public offering price of $9.00 per share) and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, the following risk factors should be considered carefully by prospective investors prior to making an investment in the Common Stock offered hereby. Information contained in this Prospectus contains forward-looking statements which can be identified by the use of forward-looking terminology such as believes, expects, may, will, should, or anticipates or the negative thereof or other variations thereon or comparable terminology or as discussions of strategy. No assurance can be given that the future results covered by the forward-looking statements will be achieved or that the events contemplated thereby will occur or have the effects anticipated. The following matters constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the anticipated results covered in such forward-looking statements. Other factors could also cause actual results to vary materially from the anticipated results covered in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this section and in the sections entitled Management's Discussion and Analysis of Financial Condition and Results of Operations and Business, as well as those discussed elsewhere in this Prospectus.

     Dependence on Growth. The Company's future growth and profitability is substantially dependent upon the expansion of Yater Medical Group, P.C. (Yater) and Medi-Cen Physician Services, L.L.P. (MPS, and together with Yater, the PCs) through the employment of new licensed health care providers or the acquisition of new medical practices for whom the Company will provide management services. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting or retaining such personnel. In addition, there can be no assurance that the employment of such providers or the acquisition of such practices can be made on satisfactory terms, or at all. The future growth and profitability of the Company is also dependent on the Company's ability to effectively integrate the practices of the PCs with any new medical practices, to manage and control costs and to realize economies of scale. The integration of new medical practices, as well as the maintenance of existing contracts, is made more difficult by reduced reimbursement rates of health care payors at a time when the cost of providing medical services continues to increase. The Company intends to use a substantial portion of the proceeds of this Offering to assist the PCs in expanding their business through the acquisition of additional medical practices. See Use of Proceeds. There can be no assurance that the PCs or the Company will successfully identify, complete or integrate additional acquisitions or that any acquisition will perform as expected or will contribute significant revenues or profits to the Company.

     Limited Operating History; Uncertainty Of Future Profitability. The Company was incorporated in March 25, 1994, began providing physician practice management services on January 1, 1995 and began developing medical malls on March 1, 1996. Accordingly, the Company has only a limited operating history upon which an evaluation of the Company and its prospects can be based. There can be no assurance that the Company will continue to be profitable in the future. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in rapidly evolving markets. To address these risks, the Company must, among other things, increase the number of licensed health care providers in the medical malls, open new medical mall facilities in expanded geographical areas, expand sales of its physician practice and network management services, continue to enhance its clinical information systems, respond to competitive developments and continue to attract and retain qualified personnel. Accordingly, there can be no assurance that the Company will be able to generate sufficient revenue to maintain profitability on a quarterly or annual basis or to sustain or increase its revenue growth in future periods. See Management's Discussion and Analysis of Financial Condition and Results of Operations and Business.

     Dependence on Franchisee. Pursuant to the management service agreements between the Company and each of the PCs, the Company is obligated to provide management services for the medical practices of the PCs. The Company has arranged with its franchisee, Medi-Cen, Corp. of Maryland, Inc., (MOM) pursuant to a franchise agreement between the Company and MOM, for the provision of certain of those services. Accordingly, the Company will be substantially dependent upon the efforts of others, over whom it may not have direct control, for its success. To the extent MOM is unable or unwilling to fulfill its obligations under the franchise agreement with the Company to provide such services, the Company will be required either to locate a new provider of these services or perform the services itself. There can be no assurance that the Company will be able to locate a new provider on satisfactory terms, or at all. In addition, there can be no assurance that the Company's operating results and financial condition will not be materially adversely affected in the event the Company is required to provide these services itself. In 1997, the management fee payable to MOM was less than its expenses and the Company was required to loan to MOM an amount sufficient to permit MOM to pay its operational expenses. At December 31, 1997, the Company's balance sheet reflected an outstanding receivable of $1.2 million for such advances. The PCs typically do not acquire a new health care provider's receivables when such health care provider becomes employed by a PC or his or her practice is acquired by a PC. Therefore, during the period between the commencement of billing for such health care provider and the receipt of collections in respect of such billings, no cash is collected. Furthermore, when medical malls open, a further delay in collections occurs during the start-up phase as the health care provider goes through the credentialing process with payors. As a result of these delays, the payments to MOM in respect of its management fees are significantly reduced as the MOM fee is based on collected net patient service revenue. The Company believes that once a medical mall has a full complement of health care providers who have reestablished a billing receivables base, the management fees payable to MOM out of collections will likely be sufficient to cover its expenses and the Company will not be required to advance management fee payments to MOM. There can be no assurance that management fees payable to MOM will be sufficient to cover its operating costs.

     Conflicts of Interest. Certain of the Company's executive officers and directors hold management positions and/or ownership interests in the PCs and MOM. These entities have entered into contractual relationships with one another, the terms of which were not negotiated on an arms length basis. In the future, the Company expects to enter into additional related party transactions which will involve potential conflicts of interest. All ongoing and future transactions with affiliates of the Company, if any, will be on terms believed by the Company to be no less favorable than are available from unaffiliated third parties and will be approved by a majority of disinterested directors of the Company. See "Certain Transactions."

     Dependence on Third-Party Payors; Delay in Payments. Physician groups that render services on a fee-for-service basis typically bill various third-party payors, such as governmental programs (e.g., Medicare and Medicaid), private insurance plans and managed care plans, for the health care services provided to their patients. A majority of the Company's total revenue is derived from fee for-service payments by these third-party payors. Recently, many health care providers have experienced significant delays in receiving payments from payors. There can be no assurance that payments under governmental programs or from other third-party payors will remain at present levels or that there will not be significant delays in receipt of such payments by the Company. Substantial delays in payments by various payors have resulted in cash flow shortfalls for the Company, Yater and MOM in the past and may continue to do so in the future. In addition, third-party payors can deny reimbursement for a variety of reasons, including technical compliance matters such as timely accreditation with the payor or for other reasons. A majority of the contracts between the Company and the health care payors may be terminated by the payor upon 30 days notice. Any material decrease or delay in payments received from such third-party payors or the termination of contracts with such payors could have a material adverse effect on the operating results and financial condition of the Company.

     Dependence On Executive Officers. The Company's ability to market and deliver its services and systems and to achieve and maintain a competitive position is dependent in large part upon the efforts of its senior management, particularly P. Steven Macedo, M.D., the Company's Chairman of the Board, and Michael Macedo, the Company's Chief Executive Officer. Although the Company is the beneficiary of a $1,000,000 key man life insurance policy on the life of Dr. Macedo and has applied for such a policy on the life of Mr. Macedo, the Company does not believe such amount would be adequate to compensate for the loss of the services of any such executive. In addition, although the Company has entered into employment agreements with most of its senior executives, including Dr. Macedo and Mr. Macedo, such agreements will not assure the services of such employees. The loss of the services of one or more members of its senior management could have a material adverse effect on the Company. The Company's future success also will depend upon its ability to attract and retain qualified management, technical and marketing employees to support its future growth. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting or retaining such personnel. The failure to attract and retain such persons could materially adversely affect the Company. See Management.

     Control by Certain Shareholders. As of the date of this Prospectus, the two largest stockholders of the Company, Dr. Steven Macedo and Michael Macedo, owned an aggregate of 88.8% of the outstanding shares of Common Stock, excluding any outstanding options owned by such individuals. After giving effect to this Offering, Dr. Steven Macedo and Michael Macedo will own an aggregate of 55.8% of the outstanding shares of Common Stock, excluding any outstanding options owned by such individuals. Accordingly, if Dr. Macedo and Mr. Macedo were to vote in the same manner on the election of members of the Board of Directors or on any other matter requiring approval of a majority of the outstanding shares of Common Stock, such matter would likely be approved or defeated, as the case may be, depending on the vote of such stockholders. See "Principal Shareholders."

     Management Of Growth. The Company recently has experienced, and expects to continue to experience, substantial growth and has significantly expanded and expects to continue to expand, its operations. This growth and expansion has placed, and will continue to place, significant demands on the Company's management, technical, financial and other resources. To manage growth effectively, the Company must maintain a high level of operational quality and efficiency, and must continue to enhance its operational, financial and management systems and to expand, train and manage its employee base. To date, the Company has only limited experience in providing physician practice management services and in developing medical malls. To execute its growth strategy, the Company plans to significantly increase the number of medical practices under management, open new medical malls and expand its sales and marketing organization. The ability of the Company to manage growth through acquisitions depends on its ability to maintain the high quality of services that it provides to customers, to successfully integrate the different services that it provides and to recruit, motivate and retain qualified personnel. There can be no assurance that the Company will be able to manage growth effectively, and any failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations and the price of the Common Stock. See Use of Proceeds and Business - Strategy.

     Risks Relating to Control of Health Care Costs. Recently, many providers have experienced pricing pressures with respect to negotiations with health care payors. In addition, employer groups are becoming increasingly successful in negotiating reductions in the growth of premiums paid for their employees' health insurance, which tends to depress the reimbursement for health care services. At the same time, employer groups are demanding higher accountability from payors and providers of health care services with respect to measurable accessibility, quality and service. If these trends continue, the cost of providing medical services could increase while the level of reimbursement could grow at a lower rate or could decrease. There can be no assurance that these pricing pressures will not have a material adverse effect on the operating results and financial condition of the Company. In addition, changes in health care practices, inflation, new technologies, major epidemics, natural disasters and numerous other factors affecting the delivery and cost of health care could have a material adverse effect on the operating results and financial condition of the Company.

     Cost Containment and Reimbursement Trends. The health care industry is experiencing a trend toward cost containment as government and private third-party payors seek to impose lower reimbursement and utilization rates and negotiate reduced payment schedules with service providers. The federal government has implemented, through the Medicare program, a resource-based relative value scale (RBRVS) payment methodology for medical services. This methodology went into effect in 1992 and continued to be implemented in annual increments through December 31, 1996. RBRVS is a fee schedule that, except for certain geographical and other adjustments, pays similarly situated physicians the same amount for the same services. The RBRVS is adjusted each year, and is subject to increases or decreases at the discretion of Congress. To date, the implementation of RBRVS has reduced payment rates for certain of the procedures provided by the PCs. Management estimates that approximately 14% of the revenues of the PCs are derived from government sponsored health care programs (principally Medicare and Medicaid). RBRVS-type payment systems have also been adopted by certain private third-party payors and may become a predominant payment methodology. More wide-spread implementation of such programs would reduce payments by private third-party payors. Rates currently paid by many private third-party payors are based on established physician and hospital charges and are generally higher than Medicare payment rates. A change in the patient mix of the PCs that results in a decrease in patients covered by private insurance could adversely affect the Company's results of operations if the Company is unable to assist health care providers in containing the cost of the provision of medical services. To the extent that the PCs receive lower revenue for medical services, there can be no assurance that the Company will be able to derive sufficient revenues from its relationship with the PCs to achieve or maintain profitability. The Company believes that cost containment trends will continue to result in a reduction from historical levels in per-patient revenue for medical practices. Further reductions in payments to health care providers or other changes in reimbursement for health care services could have an adverse effect on the Company's operations, unless the Company is otherwise able to offset such payment reductions. There can be no assurance that the effect of any or all of these changes in third-party reimbursement could be offset by the Company through costs reductions, increased volume, introduction of new services and systems or otherwise. See Risk Factors - Government Regulation - Uncertainty Related to Health Care Reform and Business - Government Regulation.

     Highly Competitive Industry. The physician practice management industry is highly competitive. The industry is also subject to continuing changes in how services and products are provided and how providers are selected and paid. As prepaid medical care continues to grow, the Company may encounter increased competition. Certain companies are expanding their presence in the physician management market through the use of several approaches. A number of companies provide broad management services to primary care, multi-specialty and single-specialty physician groups, while other companies provide claims processing, utilization review and other more focused management services. In addition, certain of the Company's competitors are dedicated to the management of single-specialty practices focused on specific diseases. Certain of the Company's competitors are significantly larger, have access to greater resources, provide a wider variety of services and products, have greater experience in providing health care management services and products and/or have longer established relationships with customers for these services and products than the Company. The Company believes that competition for services is based on cost and quality of services. There can be no assurance that the Company's strategy will allow it to compete favorably in negotiating agreements with health care payors or expanding or maintaining its medical group practices or in existing or new markets. In addition, many health care providers are consolidating to create larger health care delivery enterprises with greater regional market power. Such consolidation could erode the Company's customer base and reduce the size of the Company's target market. In addition, the resulting enterprises could have greater bargaining power, which could lead to price erosion affecting the Company's services. The reduction in the size of the Company's target market or the failure of the Company to maintain adequate price levels could have a material adverse effect on the Company's business, financial condition and results of operations and on the price of the Common Stock. See Business - Competition.

     Government Regulation. As a participant in the health care industry, the Company's operations and relationships are subject to extensive and increasing regulation under numerous laws administered by governmental entities at the federal, state and local levels. See Business - Government Regulation.

     Fraud and Abuse Statutes. Federal anti-kickback provisions prohibit the solicitation, payment, receipt or offer of any direct or indirect remuneration for the referral of federal health care program patients (including Medicare and Medicaid patients) or for the order or provision of covered services, items or equipment. Other fraud and abuse laws also impose restrictions on physicians' referrals for designated health services to entities with which they have financial relationships (known as the Stark laws). In addition, federal law imposes significant penalties for false or improper billings. Violations of any of these laws may result in substantial civil or criminal penalties for individuals or entities, including large civil monetary penalties and exclusion from participation in the Medicare and Medicaid programs. Several states, including states in which the Company operates, have adopted similar laws that cover patients in private and workers' compensation programs as well as government programs. Violations of any of the fraud and abuse laws by any of the Company, Yater or MPS could have a material adverse effect on the Company's business and financial condition and on the price of the Common Stock.

     Corporate Practice of Medicine and Fee Splitting. The laws of many states prohibit non-physician entities from practicing medicine and employing physicians to practice medicine. The Company provides only non-medical administrative services and clinical information systems to the PCs, does not represent to the public or its clients that it offers medical services and does not exercise control over the practice of medicine by the PCs. These limitations on the Company's activities are incorporated into each management service agreement, which is the contract governing the relationship between the Company and the PCs. The PCs are responsible for providing medical care and are independent from the Company, which provides, or arranges for the provision of, administrative services. The Company believes its operations are in material compliance with applicable laws in all jurisdictions in which it operates. Nevertheless, because of the structure of its relationship with the PCs, many aspects of the Company's business operations have not been the subject of formal state or federal regulatory interpretation and there can be no assurance that a review of the Company's structure by courts or regulatory authorities would not result in a determination that could adversely affect the operations of the Company or the PCs (for example, by rendering the Company's management services agreement with the PCs unenforceable) or that the health care regulatory environment will not change so as to restrict the existing operations or expansion plans of the Company or the PCs. In addition, recently released regulations dealing with the use of physician incentives may restrict the extent to which payors or the Company may impose financial risk upon physicians (or other health care providers). Violation of such regulations could result in substantial penalties. Such regulations may also reduce the Company's ability to control its expenses.

     Confidentiality of Patient Records. The confidentiality of patient records and the circumstances under which such records may be released are subject to substantial regulation by state and federal laws and regulations, which govern both the disclosure and use of confidential patient medical record information. The Company believes that it complies with the laws and regulations regarding the collection and distribution of patient data in all jurisdictions in which it operates, but regulations governing patient confidentiality rights are evolving rapidly and are often unclear and difficult to apply in the restructuring health care market. Additional legislation governing the dissemination of medical record information is continually being proposed at both the state and federal level. For example, the Health Insurance Portability and Accountability Act of 1996 requires the Secretary of Health and Human Services to recommend legislation or promulgate regulations governing privacy standards for individually identified health information and creates a federal criminal offense for knowing disclosure and misuse of such information. Additional proposed legislation could require patient consent before even coded or anonymous patient information may be shared with third parties and further require that holders or users of such information implement security measures. In addition, the American Medical Association (the AMA) has issued a Current Opinion to the effect that a physician who does not obtain a patient's consent to disclosure of patient information for commercial purposes, including anonymous disclosure, violates the AMA's ethical standards with respect to patient confidentiality. While the AMA's Current Opinions are not law, they may influence physicians' willingness to obtain patient consents or agree to permit the Company to access clinical data in their systems without such consents. Any such restrictions could have a material adverse effect on the Company's ability to market its services and systems. Although the Company intends to safeguard patient privacy when clinical data is accessed and transmitted over private and public networks, including the Internet, and to enter patient medical information into or receive such information from its database only with the consent of the patient, if a patient's privacy is violated, the Company could be liable for damages incurred by such patient. There can be no assurance that changes to state or federal laws will not materially restrict the ability of the Company to obtain or disseminate patient information.

     Uncertainty Related To Health Care Reform. The Company anticipates that Congress and state legislatures will continue to review and assess alternative health care delivery and payment systems. Potential approaches that have been considered include mandated basic health care benefits, controls on health care spending through limitations on the growth of private health insurance premiums and Medicare and Medicaid spending, the creation of large insurance purchasing groups and other fundamental changes to the health care delivery system. Proposals have also been discussed which would provide incentives for the provision of cost-effective, quality health care through formation of regional delivery systems. Private sector providers and payors have embraced certain elements of reform, resulting in increased consolidation of medical groups and competition among managers of medical practice groups as these providers and payors seek to form alliances in order to provide quality, cost-effective care. Due to uncertainties regarding the ultimate features of reform initiatives and their enactment and implementation, the Company cannot predict which, if any, of such reform proposals will be adopted, when they may be adopted or what impact they may have on the Company, and there can be no assurance that the adoption of reform proposals will not have a material adverse effect on the Company's business, operating results or financial condition. In addition, the announcement of reform proposals and the investment community's reaction to such proposals, as well as announcements by competitors and third-party payors of their strategies to respond to such initiatives, could produce volatility in the trading and market price of the Common Stock.

     Technological Change. The health care information industry is relatively new and is experiencing rapid technology change, changing customer needs, frequent new product instructions and evolving industry standards. There can be no assurance that the Company will not experience difficulties, including lack of necessary capital or expertise, that could delay or prevent the successful development and introduction of system enhancements or new systems in response to technological changes. The Company's inability to respond to technological changes in a timely and cost-effective manner could have a material adverse effect on the Company's business, financial condition and results of operations and on the price of the Common Stock. See Business.

     Franchise Regulation. Except for Maryland and Virginia, the Company is not yet licensed to sell franchises in other states in which a license is required. The business of franchising is subject to regulation by Federal and state authorities, including the Federal Trade Commission. There can be no assurance that the Company will be licensed to sell franchises in any other states in which it wishes to sell franchises. Compliance with rules and regulations that apply to franchising can be expensive and time consuming. The application of existing or future Federal and state laws and regulations could prevent the Company from selling franchises in certain states and could substantially impair and delay the marketing and operation of the Company's franchise program. State laws or regulations as they now or may in the future exist, could have a material adverse effect upon the Company's results of operations and financial condition.

     Risk Of Liability Claims. Customer reliance on the Company's services and systems could result in exposure of the Company to liability claims if the Company's services and systems fail to perform as intended or if patient care decisions based in part on guidance from the Company's services and systems are challenged. Even unsuccessful claims would result in the expenditure of funds in litigation, diversion of management time and resources or damage to the Company's reputation and the marketability of the Company's services and systems. While no such claims have been made against the Company to date, and although the Company takes contractual steps to obtain indemnification for certain liabilities and maintains general commercial liability insurance, there can be no assurance that a successful claim could not be made against the Company, that the amount of indemnification payments or insurance would be adequate to cover the costs of defending against or paying such a claim or that the costs of defending against such a claim or the payment of damages by the Company would not have a material adverse effect on the Company's business, financial condition and results of operations and on the price of the Common Stock.

     Dilution. The purchasers of the shares of Common Stock offered hereby will experience immediate and substantial dilution in the net tangible book value of their shares of Common Stock in the amount of $5.84 per share (assuming a public offering price of $9.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses). Such investors will experience additional dilution upon the exercise of certain outstanding options and warrants. In addition, in the event the Company issues additional Common Stock in the future, including shares that may be issued in connection with the Merger or future acquisitions, investors may experience further dilution. See Dilution, Management's Discussion and Analysis of Financial Condition and Results of Operations and Business - Contractual Relationships with Yater and MPS.

     Shares Eligible For Future Sale. Sales of shares of Common Stock (including shares issued upon the exercise of outstanding options) in the public market after this Offering could adversely affect the market price of the Common Stock. Such sales also might make it more difficult for the Company to sell equity securities or equity-related securities in the future at the time and price that the Company deems appropriate. Upon completion of this Offering, the Company will have approximately 5,378,046 shares of Common Stock outstanding. The 2,000,000 shares of Common Stock offered hereby will be freely tradeable without restriction unless they are held by affiliates of the Company as the term is used under the Securities Act of 1933, as amended (the Securities Act), and the regulations promulgated thereunder. The remaining approximately 3,378,046 shares are restricted securities that may be sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as Rule 144 or Rule 144(k) promulgated under the Securities Act. As a result of the provisions of Rule 144, such shares will generally be available  for  sale  in the  public  market  90  days  after  the  date of this
Prospectus, subject in certain cases, to the volume, manner of sale and reporting requirements of Rule 144. The Company, and its officers, directors and principal stockholders have agreed for a period of 180 days from the consummation of this Offering not to offer, sell or otherwise dispose of any shares of Common Stock (or any securities convertible into or exercisable for Common Stock) or grant any options or warrants to purchase shares of Common Stock without the prior written consent of Ferris, Baker Watts, Incorporated (the Representative). See Shares Eligible for Future Sale and Description of Capital Stock

     No Assurance of Public Market; Determination of Offering Price; Possible Volatility of Market Price of Common Stock. Prior to this Offering, there has been no established public trading market for the Common Stock. Consequently, the initial public offering price of the Common Stock has been determined by negotiations between the Company and the Underwriters and do not necessarily reflect the Company's book value or other established criteria of value. There can be no assurance that a regular trading market of the Common Stock will develop after this Offering or that, if developed, it will be sustained. The market prices of the Company's securities following this offering may be highly volatile as has been the case with the securities of other emerging companies. Factors such as the Company's operating results, announcements by the Company or its competitors of new physician practice and network management service contracts, and various factors affecting the health care industry generally, may have a significant impact on the market price of the Company's securities. In general, in recent years, the stock market has experienced a high level of price and volume volatility and market prices for the stock of many companies, particularly of small and emerging growth companies, the common stock of which trade in the Over-the-Counter market, have experienced wide price fluctuations which have not necessarily been related to the operating performance of such companies. See Underwriting.

     THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITHIN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF THE COMPANY, INCLUDING STATEMENTS UNDER THE CAPTIONS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS AND BUSINESS. THESE FORWARD LOOKING STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES. NO ASSURANCE CAN BE GIVEN THAT ANY SUCH MATTERS WILL BE REALIZED.

                                 USE OF PROCEEDS

     The net proceeds to the Company from the sale of the shares of Common Stock offered by the Company hereby are estimated to be approximately $15.8 million ($18.3 million if the Underwriters' over-allotment option is exercised in full), assuming an initial public offering price of $9.00 per share and after deducting underwriting discounts, commissions and estimated offering expenses. The Company intends to use the net proceeds: (i) for the development of up to five additional medical mall facilities; (ii) for the repayment of certain debt;
(iii) to finance acquisitions and expansion of the PCs; (iv) for working capital; and (v) for general corporate purposes, including to secure debt that may be incurred by MOM or any future franchisee. Such debt may be incurred in connection with the employment of new health care providers, the acquisition of additional physician practices and the opening of new medical mall facilities. Development costs associated with new medical mall facilities include the identification of a site, negotiation of a lease, construction and finishing expenses, acquisition of supplies and equipment, recruitment of health care providers and operating staff and other start-up costs. The Company may also use a portion of the net proceeds to make improvements to existing medical mall facilities. The Company intends to repay an aggregate of approximately $935,000 of debt, including $270,000 owed to Dr. Steven Macedo and Michael Macedo. These obligations bear interest at rates ranging from 9.5% to prime plus 1.5% per annum and mature between May 28, 1998 and May 28, 2002. See Certain Transactions.

     From time to time in the ordinary course of its business, the Company evaluates possible acquisitions of businesses, products and technologies that are complementary to those of the Company. The Company currently has no agreements or understandings, and is not engaged in active negotiations, with respect to any material acquisition.

     Pending the  application of the net proceeds of this Offering,  the Company
intends   to   invest   such   proceeds   in    short-term,    investment-grade,
interest-bearing U.S. government securities or money market funds.

                                    DILUTION

     The difference between the initial public offering price per share of Common Stock and net tangible book value per share of Common Stock after this Offering constitutes the dilution to investors in this Offering. Net tangible book value per share is determined on any given date by dividing the net tangible book value of the Company (total tangible assets less total liabilities) on such date by the number of then outstanding shares of Common Stock.

     At December 31, 1997, the net tangible book value of the Company was $1,127,657, or $0.33 per share of Common Stock. After giving effect to the sale of the 2,000,000 shares of Common Stock offered hereby (at an assumed initial public offering price of $9.00 per share) and the receipt and application of the estimated net proceeds therefrom (less underwriting discounts and commissions and estimated offering expenses), the as adjusted net tangible book value of the Company as of December 31, 1997 would have been $16,962,657 or $3.16 per share, representing an immediate increase in net tangible book value of $2.83 per share to existing stockholders and an immediate dilution of $5.84 per share to new investors.

     The following table illustrates the foregoing information with respect to dilution to new investors on a per share basis:

Initial public offering price.....................................         $9.00
     Net tangible book value per share at December 31, 1997.......  $0.33
     Increase attributable to investors in this Offering..........  $2.83
As adjusted net tangible book value after this Offering...........         $3.16
Dilution to new investors in this Offering........................         $5.84

     The following table sets forth a comparison between the Company's existing stockholders and new investors in this Offering, with respect to the number of shares of Common Stock acquired from the Company, the percentage ownership of such shares, the total consideration paid, the percentage of total consideration paid and the average price per share:


                                                                   AVERAGE PRICE
                             NUMBER   PERCENT    AMOUNT    PERCENT   PER SHARE
                             ------   -------    ------    -------  ------------
Existing stockholders....   3,378,046    63%   $   604,464     3%     $0.18
New investors............   2,000,000    37%    18,000,000    97%      9.00
                            ---------   ---     ----------   ---
     Total...............   5,378,046   100%   $18,604,464   100%     $3.47

     The above tables assume no exercise of the Underwriters' over-allotment option. If such option is exercised in full, the new investors will have paid $20,700,000 for 2,300,000 shares of Common Stock offered by the Company, representing approximately 97% of the total consideration, for 40% of the total number of shares of Common Stock outstanding. In addition, the above table excludes (i) 2,000,000 shares of Common Stock issuable upon the exercise of options under the Company's Stock Option Plan, 1,800,000 of which have been granted at an exercise price equal to the initial public offering price; (ii) 945,826 shares of Common Stock issuable pursuant to the exercise of certain other options and warrants at a weighted average exercise price of $4.36; (ii) approximately 36,111 shares of Common Stock issuable upon consummation of this Offering in lieu of compensation valued at the initial public offering price;
(iii) up to 116,109 shares of Common Stock issuable upon consummation of the Merger. To the extent that such options and warrants are exercised, and such shares issued, there will be further dilution to new investors. See Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources, Management - Stock Option Plan, and Underwriting.

               PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     There is no significant trading market in the Company's Common Stock. No closing price, bid or ask information is reported for the Common Stock and the Company is not aware that any brokers currently make a market in the Common Stock of the Company. In addition, to the extent that any shares have been traded, the volume has been very low and sporadic.

     The Company has declared and paid cash dividends on its capital stock at the following times in the indicated amounts:

                  DATE                                   DIVIDEND
                  ----                                   --------
March 29, 1996......................................  $.0012 per share
January 1, 1997 through March 1, 1997...............  $.0024 per share per month
April 1, 1997 through December 31, 1997.............  $.0048 per share per month

     The Company expects to pay quarterly dividends in the future to the extent that the Board of Directors determines it to be in the best interests of the Company and its shareholders and to the extent allowable under Maryland law. The payment of any cash dividends in the future will depend on the Company's earnings, financial condition, results of operations, capital needs and other factors deemed pertinent by the Company's Board of Directors, subject to laws and regulations then in effect.

                                CAPITALIZATION

     The following table sets forth the capitalization of the Company at December 31, 1997 on a historical basis and as adjusted to give effect to the sale by the Company of the shares of Common Stock offered hereby.

                                                           ACTUAL    AS ADJUSTED
                                                           ------    -----------
Due to related parties(1)..............................  $  135,000           --
Current maturities of long-term debt...................     460,146   $  221,973
Long term debt, net of current maturities..............   3,805,138    3,672,442
Stockholders' equity:
Common stock, $.0024 par value, 10,000,000 shares
  authorized,  3,366,841 shares issued and outstanding
  actual and 5,366,841 shares issued and outstanding
  as adjusted(2).......................................       8,080       12,880
Additional paid in capital.............................     570,002   16,426,581
Retained earnings......................................     939,515      939,515
                                                         ----------  -----------
     Total stockholders' equity........................  $1,517,597  $17,378,976
                                                         ----------  -----------
     Total capitalization..............................  $5,782,881  $21,273,391
                                                         ==========  ===========


(1) The Company owes Dr. and Mr. Macedo $135,000 at December 31, 1997 for short-term cash advances.

(2) Excludes 11,205 shares of Common Stock issued on March 11, 1998 to an executive officer.

                           SELECTED FINANCIAL DATA

     The consolidated selected financial data presented below for the Company's consolidated statements of operations data for the years ended December 31, 1995, 1996 and 1997 and the balance sheet data at December 31, 1996 and 1997 are derived from the Company's consolidated financial statements which have been audited by KPMG Peat Marwick LLP, independent public accountants, and as indicated in their report included elsewhere in this Prospectus. The selected consolidated balance sheet data at December 31, 1995 is derived from the consolidated financial statements of the Company which have been audited by KPMG Peat Marwick LLP, independent public accountants, but which are not included in this Prospectus. The Company commenced operations on January 1, 1995. Due to control by the Company, the operations of MPS have been consolidated with those of the Company for all periods presented and the operations of Yater have been consolidated for the period ending December 31, 1997 and should be read in conjunction with the Company's consolidated financial statements and the notes thereto, and the information in Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this Prospectus.

                                                    YEARS ENDED DECEMBER 31,
                                              ----------------------------------
                                                 1995        1996       1997
                                              ----------  ---------- ----------
STATEMENT OF OPERATIONS DATA:
Net patient service revenue.................  $1,117,962  $1,078,343 $6,028,181
Fee revenue--related parties................      33,182     225,787    575,610
Total revenue...............................   1,151,144   1,304,130  6,603,791
Operating expenses:
     Medical malls salaries, benefits and
       other costs..........................     567,535     596,520  2,133,064
     Medical malls management fee expenses..        --          --    1,140,744
     Medical malls bad debt expense.........     133,094      86,786    912,799
     Fee-related expenses...................     124,028     200,870    413,503
     General and administrative expenses....      37,735     111,246    841,532
     Depreciation and amortization..........      20,083      30,559    117,591
Total operating expenses....................     882,475   1,025,981  5,559,233
Income from operations......................     268,669     278,149  1,044,558
Net interest expense........................     (14,886)    (24,765)  (193,154)
Gain on sale of equipment...................        --          --      424,499
Income before income taxes..................     253,783     253,384  1,275,903
Provision (benefit) for income taxes........     (30,324)    (13,624)   229,340
Net income..................................  $  284,107  $  267,008 $1,046,563
Net income per share........................                         $      .31
Weighted average number of shares out
  standing..................................                          3,363,084

                                                            DECEMBER 31,
                                              ----------------------------------
                                                 1995         1996       1997
                                              ----------  ----------  ----------
BALANCE SHEET DATA:
Working capital.............................  $  423,123  $  549,198  $1,930,487
Total assets................................     678,173     881,659   7,204,222
Long-term debt, net of current maturities...     164,230     232,463   3,805,138
Total stockholders' equity..................     271,391     388,477   1,517,597

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                          AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the Company's consolidated financial statements (and the related notes thereto) included elsewhere in this Prospectus. This discussion contains forward-looking statements that involve risks and uncertainties, the Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in Risk Factors.

OVERVIEW

     The Company provides or arranges for the provision of management services to medical practices and develops low-cost physician driven provider networks and medical mall facilities. The Company has developed three medical mall facilities in the Washington, D.C. metropolitan area, each providing medical services ranging from general family practice to selected specialties. Through the medical mall facilities, the Company enables health care providers and payors to offer patients high-quality medical services on a cost-effective basis. Additional physician management services provided by the Company include marketing, health care payor contracting and financial and administrative management. The Company currently manages a network of approximately 57 licensed health care providers that treat over 100,000 active patients. The Company intends to rapidly expand the medical mall concept throughout the Washington-Baltimore metropolitan area and throughout the mid-Atlantic region to take advantage of market opportunities.

     The Company's consolidated financial statements reflect the combined operations of the PCs for the year ended December 31, 1997. MPS is wholly owned by Dr. Steven Macedo, the Chairman of the Board of the Company, and his wife, Dr. Ilene Macedo. Yater was purchased by Drs. Steven and Ilene Macedo on January 17, 1997. Prior to this Offering, Dr. Macedo and his brother, Michael Macedo, the Chief Executive Officer of the Company, beneficially owned approximately 88.8% of the outstanding shares of Common Stock of the Company. Accordingly, notwithstanding the lack of technical majority ownership of the PCs, through Dr. Macedo's ownership interest in the PCs, the Company may be deemed to have sufficient control over the operations of such entities so that consolidation of the operations of the PCs into those of the Company is necessary to present fairly the financial position and results of operations of the Company. The Company is also a party to transfer restriction agreements with the shareholders of Yater and partners of MPS. These agreements restrict the sale of the ownership interests by Drs. Steven and Ilene Macedo in Yater and automatically transfer the ownership interests to a Company-designated transferee upon the death, disability, or disqualification of the owners or dissolution of Yater. Nominal consideration is required upon such involuntary transfer of the Yater shares. The MPS partnership interest transfer restriction agreement provides for a payment from the Company to the estate of the partners upon the partners death, disability or disqualification or the dissolution of MPS at a mutually agreed-upon fair value at time of transfer. Due to the presence of this common control by the Macedos in conjunction with the ownership transfer restriction agreements effective December 31, 1997, the PCs have been consolidated with the operations of the Company for the year ended December 31, 1997. Yater was not consolidated with the Company until 1997 since common control was not established until that time.

     The Company's total revenue consists primarily of patient revenue generated by the PCs. The Company has numerous contracts with third-party payors and managed care companies to provide physician services based on contracted or negotiated fee schedules. Services under these agreements are recorded as revenue when provided. No contracts with third-party payors or individual managed care agreements are material to the Company.

     Operating expenses consisted primarily of costs to operate the medical malls and include salaries, benefits and other costs, management fee expenses and bad debt expenses. Under the management service agreements between the Company and the PCs, the Company is responsible for providing or arranging for the provision of management and administrative services for the medical practices of the PCs. In connection with its services, the Company has retained for the benefit of the PCs, a separate company to provide certain management services. This company, Medi-Cen, of Maryland, Inc. (MOM), has entered into a franchise agreement with the Company providing MOM with the right to use the Medi-Cen name and model in connection with the development of medical mall facilities and the obligation to provide operational services at the medical malls, including payment of rent for the facilities, purchase of supplies and equipment and salaries for non-professional staff.

     In consideration of 34.25% of collections of net patient service revenue, MOM has agreed to assume responsibility for all expenses related to rent, non-medical personnel, equipment and supplies in the operation of the PCs and the medical malls. During 1997, 34.25% of collections of net patient service revenue equaled 17.3% of total revenue or 18.9% of net patient service revenue, giving effect to the delay in timing of the receipt of net patient service revenue. MOM is primarily owned by the health care providers employed by the PCs and as equity owners, the providers make decisions regarding the operation of the facilities and also bear the economic risk that amounts paid to MOM under the franchise agreement will be sufficient to pay the expenses of such operation.

     The Company has responsibility for all other costs and services relating to the management of the medical malls and the PCs, including, but not limited to, management information systems, insurance and quality control. More importantly, the Company also works with the PCs to develop additional medical malls, including locating mall sites, recruiting additional health care providers, merging other health care practices into the PCs, negotiating contracts with managed care organizations and providing additional ancillary services. To reduce or control expenses, among other things, the Company reviews staffing levels at the medical malls to make sure they are appropriate, assists the health care providers in developing more cost-effective clinical practice patterns, and intends to establish centralized purchasing for medical supplies.

     After the payment of all costs relating to the management of the medical mall facilities, including the fees paid to MOM, the Company is entitled to receive, as its management fee, 60% of the remaining collections. This amount is a minimum of $500,000 per year and may not exceed $1,000,000 annually for existing medical mall facilities and $500,000 annually for new medical mall facilities. The remaining collections are retained by the PCs to satisfy all professional costs, including health care provider salaries, taxes and certain other professional costs. During 1997, medical malls salaries, benefits and other costs were in fact equal to 29.7% of total revenue, giving effect to the Company's accrual based accounting method.

     In 1997, the management fee payable to MOM was less than its expenses and the Company was required to loan to MOM an amount sufficient to permit MOM to pay its operational expenses. At December 31, 1997, the Company's balance sheet reflected an outstanding receivable of $1.2 million for such advances. The PCs typically do not acquire a new health care provider's receivables when such health care provider becomes employed by a PC or his or her practice is acquired by a PC. Therefore, during the period between the commencement of billing for such health care provider and the receipt of collections in respect of such billings, no cash is collected. Furthermore, when medical malls open, a further delay in collections occurs during the start-up phase as the health care provider goes through the credentialing process with payors. As a result of these delays, the payments to MOM in respect of its management fees are significantly reduced as the MOM fee is based on collected net patient service revenue. The Company believes that once a medical mall has a full complement of health care providers who have reestablished a billing receivables base, the management fees payable to MOM out of collections will likely be sufficient to cover its expenses and the Company will not be required to advance management fee payments to MOM. In addition, during start-up phases for particular health care providers, the Company or Yater may advance some amount of funds to such providers while collections may lag behind billings.

     Simultaneously with the closing of this Offering, the Company will acquire Medi-Cen Corporation of America (MCA) through a merger of MCA into a wholly owned subsidiary of the Company (the Merger). In connection with the Merger, the Company will issue up to 116,109 shares of its Common Stock to the shareholders of MCA. Prior to the Merger, MCA developed the medical mall franchise concept and received franchise fees from MOM in connection with this operation. MCA also provided services to the PCs in connection with negotiations for insurance and managed care contracts. The effects of this Merger will be insignificant to the consolidated financial position and operations of the Company.

RESULTS OF OPERATIONS

     The Company believes that its historical results of operations from period to period are not comparable and that such results are not necessarily indicative of results for any future periods. The following table sets forth certain items from the Company's Statements of Operations as a percentage of total revenue for the periods indicated:

                                                        YEARS ENDED DECEMBER 31,
                                                        ------------------------
                                                         1995     1996    1997
                                                         ----     ----    ----
Total revenue..........................................  100.0%   100.0%  100.0%
     Medical malls salaries benefits and other costs...   49.3     45.7    32.3
     Medical malls management fee expenses.............   --       --      17.3
     Medical malls bad debt expense....................   11.6      6.7    13.8
     Fee related expenses..............................   10.8     15.4     6.3
     General and administrative expenses...............    3.3      8.5    12.7
     Depreciation and amortization.....................    1.7      2.3     1.8
                                                         -----    -----   -----
Income from operations.................................   23.3     21.4    15.8
     Net interest expense..............................    1.3      1.9     2.9
     Gain on sale of equipment.........................   --       --       6.4
     Provision (benefit) for income taxes..............   (2.6)    (1.0)    3.5
                                                         -----    -----   -----
Net income.............................................   24.6%    20.4%   15.8%
                                                         =====    =====   =====

Year Ended December 31, 1997 compared to year ended December 31, 1996

     Total revenue. Total revenue was approximately $6.6 million for the year ended December 31, 1997 (Fiscal Year 1997) as compared to approximately $1.3 million for the year ended December 31, 1996 (Fiscal Year 1996), an increase of $5.3 million or 408%. This increase was primarily attributable to an increase in the number of licensed health care providers and the associated patient volume related to the addition of Yater and growth in MPS. In Fiscal Year 1997, total revenues was comprised of 91.3% net patient service revenue and 8.7% fee revenue from related parties. In Fiscal Year 1996, the Company's total revenues was comprised of 82.7% net patient service revenue and 17.3% fee revenue from related parties. Fee revenue from related parties reflects payments made by MOM to the Company on behalf of the PCs for management information services. This amount will now be collected by the Company directly from the PCs pursuant to the management services agreement.

     Medical malls salaries, benefits and other costs. Medical malls salaries, benefits and other costs were approximately $2.1 million for Fiscal Year 1997 as compared to $596,520 for Fiscal Year 1996, an increase of approximately $1.5 million or 251%. This increase was attributable to the execution of a management services agreement with Yater, which significantly expanded the professional staff from 11 providers to 53. As a percentage of total revenue, these expenses decreased from 45.7% Fiscal Year 1996 to 32.3% Fiscal Year 1997 due to the ability of the PCs to negotiate lower prices for the acquisition of medical practices.

     Medical malls management fee expenses. In Fiscal Year 1997, the Company incurred medical malls management fee expenses of approximately $1.1 million. These expenses are attributable to the fees paid to MOM for the provision of certain administrative services on behalf of the PCs.

     Medical malls bad debt expense. Medical malls bad debt expense was $912,799 for Fiscal Year 1997 as compared to $86,786 for Fiscal Year 1996, an increase of $826,013 or 952%. This expense is attributable to the default by patients responsible for the payment of any co-payments or other unreimbursed costs of medical services. The increase in Fiscal Year 1997 was primarily attributable to the inclusion of Yater in this calculation. As a percentage of total revenues, this expense increased from 6.7% in Fiscal Year 1996 to 13.8% in Fiscal Year 1997 due to the costs associated with integrating new medical practices into the medical malls. Because there can be a delay between the time a newly acquired health care provider begins to treat patients and the time such provider becomes credentialed by health care payors, payments for such services are frequently delayed and as a result medical malls bad debt expense increases.

     Fee related expenses. Fee related expenses were $413,503 for Fiscal Year 1997 as compared to $200,870 for Fiscal Year 1996, an increase of $212,633 or 106%. These expenses relate to the direct costs of the Company to provide management information systems to the PCs pursuant to the management services agreements. The increase of these expenses in Fiscal Year 1997 was primarily attributable to the addition of management information systems provided to Yater in 1997. As a percentage of total revenue, these expenses decreased from 15.4% in Fiscal Year 1996 to 6.3% in Fiscal Year 1997 due to efficiencies gained by costs being distributed among a larger number of health care providers.

     General and administrative expenses. General and administrative expenses were $841,532 for Fiscal Year 1997 as compared to $111,246 for Fiscal Year 1996, an increase of $730,286 or 656%. This increase was primarily attributable to the costs of expansion and professional fees. These expenses increased as a percentage of total revenue from 8.5% in Fiscal Year 1996 to 12.7% in Fiscal Year 1997 due to the increase in medical practices acquired.

     Depreciation and amortization. Depreciation and amortization was $117,591 for Fiscal Year 1997 as compared to $30,559 for Fiscal Year 1996, an increase of $87,032 or 285%. This increase was primarily attributable to the amortization of the goodwill resulting from the acquisition of Yater.

     Income from operations. As a result of the foregoing, income from operations was approximately $1.0 million for Fiscal Year 1997 as compared to $278,149 for Fiscal Year 1996, an increase of $766,409 or 276%. However, income from operations decreased as a percentage of total revenue from 21.4% in Fiscal Year 1996 to 15.8 % in Fiscal Year 1997 due to the additional expenses related to the acquisition of Yater.

     Net interest expense. Net interest expense was $193,154 for Fiscal Year 1997 as compared to $24,765 for Fiscal Year 1996, an increase of $168,389 or 680%. This increase is attributable to the increased borrowings of the PCs to finance the acquisition of medical practices.

     Gain on sale of equipment. In Fiscal Year 1997, the Company realized $424,499 from the sale of equipment by the PCs to MOM.

     Provision (benefit) for income taxes. Provision for income taxes was $229,340 for Fiscal Year 1997 as compared to a benefit of $13,624 for Fiscal Year 1996, an increase of $242,964. This increase is attributable to higher income generated during the period.

     Net income. As a result of the foregoing, net income was $1,046,563 for Fiscal Year 1997 as compared to $267,008 for Fiscal Year 1996, an increase of $779,555 or 292%.

Year Ended December 31, 1996 compared to year ended December 31, 1995

     Total revenue. Total revenue was approximately $1.3 million for Fiscal Year 1996 as compared to approximately $1.2 million for the year ended December 31, 1995 (Fiscal Year 1995), an increase of $152,986 or 13.3%. This increase was attributable to an increase in patient volume. In Fiscal Year 1996, the Company's total revenues was comprised of 82.7% net patient service revenue and 17.3% fee revenue from related parties. In Fiscal Year 1995, total revenues was comprised of 97.1% net patient service revenue and 2.9% fee revenue from related parties.

     Medical malls salaries, benefits and other costs. Medical malls salaries, benefits and other costs was $596,520 for Fiscal Year 1996 as compared to $567,535 for Fiscal Year 1995, an increase of $28,985 or 5.1%. This increase was attributable to the employment of additional health care providers by MPS and was partly offset by the termination of employment of certain other providers.

     Medical malls bad debt expense. Medical malls bad debt expense was $86,786 for Fiscal Year 1996 as compared to $133,094 for Fiscal Year 1995, a decrease of $46,308 or 34.8%. This decrease was attributable to a decrease in defaults by patients responsible for the payment of any co-payments or other unreimbursed costs of medical services.

     Fee related expenses. Fee related expenses were $200,870 for Fiscal Year 1996 as compared to $124,028 for Fiscal Year 1995, an increase of $76,842 or 62%. This increase was attributable to management information systems provided to one new medical mall facility.

     General and administrative expenses. General and administrative expenses were $111,246 for Fiscal Year 1996 as compared to $37,735 for Fiscal Year 1995, an increase of $73,511 or 195%. This increase was attributable to the costs of expansion and professional fees.

     Depreciation and amortization. Depreciation and amortization was $30,559 for Fiscal Year 1996 as compared to $20,083 for Fiscal Year 1995, an increase of $10,476 or 52.2%.

     Income from operations. As a result of the foregoing, income from operations was $278,149 for Fiscal Year 1996 as compared to $268,669 for Fiscal Year 1995, an increase of $9,480 or 3.5%. However, income from operations decreased as a percentage of total revenue from 23.3% in Fiscal Year 1995 to 21.3% in Fiscal Year 1996 due to additional expenses related to the expansion of MPS.

     Net interest expense. Net interest expense was $24,765 for Fiscal Year 1996 as compared to $14,886 for Fiscal Year 1995, an increase of $9,879 or 66%. This increase is attributable to increased borrowings by MPS to finance the acquisition of medical practices.

     Provision (benefit) for income taxes. Provision (benefit) for income taxes was $(13,624) for Fiscal Year 1996 as compared to $(30,324) for Fiscal Year 1995, an increase of $16,700.

     Net income. As a result of the foregoing, net income was $267,008 for Fiscal Year 1996 as compared to $284,107 for Fiscal Year 1995, a decrease of $17,099 or 6.0%.

LIQUIDITY AND CAPITAL RESOURCES

     To date, the Company has financed its operations, including working capital, using bank borrowings and loans from corporate officers, as well as from cash flow generated from operating activities. As of December 31, 1997, the Company had net working capital of $1,930,487, as compared to a net working capital at December 31, 1996 of $549,198.

     At December 31, 1997, the Company's current liabilities included $383,534 in accrued salaries and benefits, payable in the ordinary course of its business. It also included $135,000 payable to Dr. Steven Macedo and Michael Macedo, officers of the Company. As of the date of this Prospectus, the Company owes approximately $270,000, together with interest at the rate of prime rate plus 0.5%, to Dr. Macedo and Michael Macedo and these amounts are expected to be repaid from a portion of the net proceeds of the Offering. See Use of Proceeds.

     In October 1996, the Company obtained a bank loan in the amount of $105,000, which bears interest at the rate of prime rate plus 1% per annum and must be repaid by October 1, 2001. The assets of the Company, excluding certificates of deposit, secure this loan. Furthermore, Dr. Steven Macedo and Michael Macedo, officers of the Company, have each personally guaranteed repayment of this loan. The Company intends to use a portion of the net proceeds from this Offering to repay this debt. See Use of Proceeds.

     In May 1997, the Company obtained two bank loans in the aggregate amount of $300,000. $200,000 of this loan bears interest at the rate of prime rate plus 1.5% per annum and must be repaid by May 28, 1998. $100,000 of this loan bears interest at the rate of 9.5% per annum and must be repaid by May 28, 2002. The assets of the Company, excluding certificates of deposit, secure these loans. Furthermore, Dr. Steven Macedo and Michael Macedo, officers of the Company, have each personally guaranteed repayment of these loans. The Company intends to use a portion of the net proceeds from this Offering to repay these amounts. See Use of Proceeds.

     In December 1997, the Company obtained a bank loan and a line of credit to fund the acquisition of new medical practices. The loan is in the principal amount of $3,000,000, which bears interest at the rate of prime rate plus 0.5% per annum and must be repaid by January 1, 2004. Interest is due monthly on this loan until February 1, 1999 when principal payments of $50,000 also become due monthly. The line of credit is available in the amount of $1,500,000, which bears interest at the rate of prime rate plus 0.5% per annum and must be repaid by January 1, 2004. As of the date of this Prospectus, the outstanding balance on this line of credit is approximately $708,000. Interest is due monthly on outstanding balances under this line of credit until February 1, 1999 when principal payments become payable over 60 months. The PCs are co-borrowers on these obligations, which are secured by all assets of the PCs as well as certain other collateral more particularly defined in the financing documents. These obligations are guaranteed by Dr. Macedo and his wife. Dr. Macedo's parents have also guaranteed up to $1,500,000 of this debt.

     In February 1998, the Company obtained a revolving bank line of credit in the amount of $260,000, which bears interest at the rate of prime rate plus 0.5% per annum. As of the date of this Prospectus, the outstanding balance on this line of credit is $260,000. The Company intends to use a portion of the net proceeds from this Offering to repay such outstanding balance. See Use of Proceeds.

     From inception, the Company's operations have been funded by bank borrowings and borrowings from individuals. The Company's operating activities provided (used) cash of $(1,164,639), $163,639, $274,504 for the Fiscal Years 1997, 1996 and 1995, respectively. In Fiscal Year 1997 cash was primarily used by an increase in accounts receivable from the increased patient volume related to the acquisition of Yater and advances made to related parties. In Fiscal Year 1996, cash was primarily provided by operating activities. In Fiscal Year 1995, cash was primarily provided by the receipt of fees from MOM.

     The Company's investing activities provided (used) cash of $(1,175,575), $(639) and $33,244 in Fiscal Year 1997, 1996 and 1995, respectively. In Fiscal Year 1997 cash was primarily used in the purchases of certificates of deposit, all of which were utilized to guarantee debt of the PCs, as well as to make advances to related parties. In Fiscal Year 1996, cash was used in the purchase of furniture and equipment. In Fiscal Year 1995, cash was provided by the return of deposits.

     The Company's financing activities provided (used) cash of $2,969,636, $(222,771) and $(232,933), in Fiscal Year 1997, 1996 and 1995, respectively. In
Fiscal Year 1997, cash was primarily provided by borrowings of long-term debt by the PCs. In Fiscal Year 1996, cash was primarily used by distributions to the partners of MPS, who are Dr. Steven Macedo and Dr. Ilene Macedo, which was partly offset by cash provided by long-term borrowings. In Fiscal Year 1995, cash was primarily used by distributions to the partners of MPS, Drs. Steven and Ilene Macedo.

     The Company's cash position was $648,069 and $18,647 at December 31, 1997 and 1996, respectively.

     The Company intends to seek to expand its operations through the acquisition of additional medical practices and the establishment of new medical mall facilities. The Company believes that the combination of the net proceeds raised from this Offering, together with internally generated funds, will provide sufficient cash to meet the Company's capital and other cash requirements for at least the next twelve months.

     Management believes that there has been no significant impact on the Company's operations as a result of inflation.

SEASONALITY

     The health care practice industry is somewhat seasonal in nature, and it has been the Company's experience that patients visit health care providers less frequently during the winter months particularly in the mid-Atlantic region and Northeast United States. Accordingly, patient revenue may be lower from December through February. In addition, as many health care payors require that patients pay a deductible amount at the beginning of each calendar year, the Company has experienced lower collection rates during the first three months of each year.

                                   BUSINESS

OVERVIEW

     Medi-Cen Management, Inc. (MMI or the Company) provides or arranges for the provision of management services to medical practices and develops low-cost physician driven provider networks and medical mall facilities. The Company has developed three medical mall facilities in the Washington, D.C. metropolitan area, each providing medical services ranging from general family practice to selected specialties. Through the medical mall facilities, the Company enables health care providers and payors to offer patients high-quality medical services on a cost-effective basis. Additional physician management services provided by the Company include marketing, health care payor contracting and financial and administrative management. The Company currently manages a network of approximately 57 licensed health care providers that treat over 100,000 active patients (treated in the last 36 months). The Company intends to rapidly expand the medical mall concept throughout the Washington-Baltimore metropolitan area and throughout the mid-Atlantic region to take advantage of market opportunities.

     The Company believes that there are several advantages to its medical mall strategy. The one-stop facility permits patients to see both primary care providers  and  specialists  under  one  roof,  which  is  both  convenient  and time-saving. In addition, the Company provides patients with a single comprehensive monthly statement for all medical services provided at the medical malls, thereby reducing paperwork and confusion. The Company also believes that the medical malls reduce overhead expenses, ultimately resulting in lower health care delivery costs. Finally, the Company believes the medical malls will help attract high-quality health care providers by: (i) increasing provider compensation by lowering overhead costs; (ii) allowing health care providers to locally control the practice of medicine; (iii) offering providers the ability to consult with other specialists in the facilities; and (iv) providing the financial incentive and autonomy of owning and operating the physical assets and non-professional costs of the medical practices through its franchise structure.

INDUSTRY

     The Health Care Financing Administration estimates that national health care spending in 1997 was in excess of $1 trillion, with physicians controlling more than 80 percent of the overall expenditures. The American Medical Association reports that approximately 613,000 physicians are actively involved in patient care in the United States, with a growing number participating in multi-specialty or single-specialty groups. Expenditures directly attributable to physicians are estimated at $246 billion. Under such programs, managed care payors typically govern the provision of health care with the objective of ensuring delivery of quality care in a cost-effective manner. The traditional fee-for-service method of compensating health care providers offers few incentives for the efficient utilization of resources and is generally believed to contribute to health care cost increases at rates significantly higher than inflation. Consequently, fee-for-service reimbursement is rapidly being replaced by alternative reimbursement models, including capitated and other discounted-fee arrangements. The growth in enrollment in these new reimbursement models is shifting the financial risk of delivering health care from payors to providers.

     As a result of this changing health care environment, health care cost containment pressures have increased physician management responsibilities while lowering reimbursement rates to physicians. Consequently, physician compensation has declined. Because the majority of all physicians currently practice individually or in small groups, their ability to lower costs and to negotiate with payors is limited. Individual physicians and small group practices also tend to have limited administrative capacity, limited ties to other health care providers (restricting their ability to coordinate care across a variety of specialties), limited capital to invest in new clinical equipment and technologies and limited purchasing power with vendors of medical supplies. In addition, individual physicians and small group practices typically lack the information systems necessary to enter into and manage risk-sharing contracts with payors and to implement disease management programs efficiently.

     In response to the foregoing factors, individual physicians and small group practices are increasingly affiliating with larger group practices and physician practice management companies (PPMs). By affiliating with physician practices, PPMs are providing physicians with lower administrative costs, leverage with vendors and payors and economies of scale necessary to attract capital resources. In addition, management companies and consultants are organizing independent physician practices, independent physician associations, physician hospital organizations and other physician organizations for the purpose of enabling physicians to enter into agreements with managed care payors. In 1995, only 6% of physicians nationally were affiliated with a publicly traded practice management company. It is estimated that by the year 2000, in excess of 20% of physicians will be affiliated with such companies.

     Physicians have historically sought to maintain their independence. With the prevalence of managed care, physician revenue has declined and physicians who have not sought to develop cost efficient operations have suffered financially. In traditional physician hospital organizations and other practices managed by third parties, physician input has often been low, therefore such arrangements have not been favored by health care providers. Accordingly, such providers have sought to affiliate with physician-driven organizations.

     The Washington, D.C. area in which the Company operates has been particularly affected by the changing health care environment described above. As the number of health care providers has risen in the Company's market and managed care has become more prevalent, the competition among providers for health care payor credentials has increased and many health care plans have closed their plans to new physicians. Accordingly, health care providers who have been closed out of plans have encountered more difficulty in attracting patients, who may be required to consult only with providers participating in such plans. The Company believes that by negotiating contracts with the majority of the payors within its markets, it can provide health care providers with a steady stream of patients.

     As the practice management industry matures, the Company believes that established companies such as the Company will have a competitive advantage over new entrants since they already have a critical mass of health care providers and a stable operating history. In addition, entities such as the Company which have developed relationships with diversified payors offer providers decreased dependence on any one payor source and leverage in negotiating discounts and capitation rates.

     The Company believes that fewer than 6% of physicians in the Washington D.C. metropolitan area have entered into practice management agreements. Therefore, there are significant opportunities for the Company to assist physicians in developing medical mall facilities and managing the administrative aspects of group practices and networks.

STRATEGY

     The Company's strategy is to develop and sustain an alliance among high quality regional primary care and specialized licensed health care providers in order to create a comprehensive, integrated health care delivery system that reduces medical costs for patients and health care payors. The Company intends to:

     o Develop Additional Medical Mall Facilities. The Company intends to develop additional medical mall facilities, initially in the Washington - Baltimore metropolitan area and then throughout the mid-Atlantic region. MMI will identify sites, negotiate leases, develop facilities, establish operational structure and recruit physicians. The Company intends to develop up to five additional medical mall facilities during the next 12 months.

     o Provide Low Cost Medical Services by Increasing Operational Efficiencies and Cost Reductions. By consolidating primary-care based multi-specialty practices within medical mall facilities, the Company may reduce overhead, increase efficiency and improve the operations for the provision of medical services. Specialists employed by the PCs may rotate among medical mall facilities, spreading a larger patient base over a smaller number of specialists and making an increased range of specialty services available to patients. The Company is also seeking to increase its operating efficiency through expansion of its market area and number of patients, development of additional in-house services and increase emphasis on outpatient care. The Company also intends to improve the economies of scale of medical practices through centralized billing, information management and other services.

     o Attract High Quality Health Care Providers. The Company will seek to attract high-quality health care providers to the medical malls by offering an environment conducive to providing superior medical care. The Company believes the medical mall concept will attract additional high-quality providers because it: (i) reduces overhead costs; (ii) increases patient volume by offering the opportunity to consult with other specialists in the facilities; (iii) increases revenue enhancement potential by diversifying the payor base; and (iv) provides more control over local practice governance than other PPMs.

     o Diversify Payor Base. The Company's mix of patients is reflective of the payor system in its markets. This broad customer base affords leverage in negotiating discounts and capitation rates and lowers dependence on any one payor source. As of December 31, 1997, the Company received payments from over 1,400 health care payors.

     o Utilize Sophisticated Management Information Systems. The Company believes that information technology is critical to the growth of integrated health care delivery systems, quality control and cost containment. The Company develops and maintains sophisticated management information systems that collect and analyze administrative data. These systems allow the Company to control overhead expenses, maximize reimbursement and provide utilization management. The Company evaluates the administrative functions of the medical practices in the medical malls and modifies these functions as appropriate in conjunction with the implementation of the Company's management information systems.

CORPORATE STRUCTURE

     Physician practice management companies typically employ three methods for providing management services to medical groups: (i) physician service arrangements under which a management company administers a contract or supplies labor for a hospital-based specialty group, such as an emergency room; (ii) equity arrangements, where the management company is responsible for the operations of acquired practices and physicians are responsible for providing medical services and where both the management company and the physician are compensated by a percentage of revenues and a percentage of profits; and (iii) network management agreements, which allows independent physicians to form a group to leverage negotiations with managed care companies while remaining independent.

     The following chart depicts the corporate structure of the Company.

                [CHART TO COME WILL SHOW RELATIONSHIP BETWEEN THE
                 FOLLOWING ENTITIES: THE COMPANY, MOM, THE PCs,
                INDEPENDENT PHYSICIAN NETWORK AND MEDICAL MALLS]

     The Company has developed a model by which licensed health care providers in its medical mall facilities are both employees of the PCs that control all aspects of medical delivery and, in many instances, are also equity owners in MOM, the franchisee that controls non-professional medical services and operation of the medical mall facilities.

     The PCs are owned by P. Steven Macedo, M.D. and Ilene S. Macedo, M.D. and controlled by the Company. Pursuant to management services agreements with the PCs, the Company develops the medical malls, recruits physicians and either provides or arranges through its franchisee for the provision of, general management services. Management services provided by the Company include but are not limited to, financial management, human resources management, management information systems and managed care contracting.

     The Company has arranged for a portion of the management services provided to the medical mall practices to be provided by its franchisee, MOM. This physician-owned and operated company provides for local governance and has financial responsibility for the payment of rent for the facilities, salaries for non-professional staff and the purchase of supplies and equipment. See Business-Franchise Arrangements. The Company has also entered into a franchise agreement with Medi-Cen, Corp. of Virginia, whose operations are currently immaterial.

     Through MOM, the Company also has a relationship with a network of independent licensed health care providers who retain their own offices and treat their own patients. This network plays an important role in recruiting new providers to the medical mall facilities.

MEDICAL MALL FACILITIES

     The Company has developed the medical mall model as a market-based approach to meet health care payor demand for price competitive, quality services that incorporate primary care and specialty health care providers into a network dedicated to serving a targeted geographic area. Primary care includes family practice, internal medicine, pediatrics and obstetrics/gynecology. Key specialties include cardiology, radiology, neurosciences, surgery, ophthalmology and ear, nose and throat. At certain facilities, heath care providers and support personnel operate centers for diagnostic imaging, urgent care, cancer management, mental health treatment and health education.

     The Company currently operates the following three medical malls:

                       DATE      PROVIDERS BASED  PROVIDERS ROTATING
 LOCATION           ESTABLISHED   AT LOCATIONS     AMONG LOCATIONS      PRACTICE AREAS
 --------           -----------   ------------     ---------------      --------------
Chevy Chase, MD     March 1996    16                    2               Neurology, Family Medicine,
                                                                        Neuropsychology, Psychology, Clinical Social
                                                                        Work, Podiatry, Physical Therapy, Pediatrics,
                                                                        Optometry

Washington, D.C.    January 1997  39                    8               Internal Medicine, Cardiology, General Surgery,
                                                                        Ear, Nose and Throat, Oncology, Neurology,
                                                                        Nephrology, Opthamology, OB-GYN, Orthopedics,
                                                                        Pediatrics, Clinical Social Work, Physical Therapy,
                                                                        Podiatry, Dermatology, Neuroscience,
                                                                        Radiology

Oxon Hill, MD       March 1997    2                    17               Family Medicine, Internal Medicine, Cardiology,
                                                                        OB-GYN, Neurology, Physical Therapy, Pediatrics,
                                                                        Radiology, Psychology, Clinical Social Work,
                                                                        Podiatry

---------
(1) Certain specialists rotate among the medical mall facilities.

     To attract high-quality health care providers to the medical mall facilities, the Company offers a comprehensive set of physician practice management services, including practice formation, site location, financial consulting, marketing, and payor contracting and management.

     Practice Formation. The Company assists medical group practices that join the medical malls in developing and expanding their practices through a combination of professional recruitment, professional specialty mix analysis, acquisition evaluation and integration, ancillary services evaluation, operations development and strategic planning.

     Site Location. The Company identifies and assists in the negotiations for new medical mall locations and arranges for and supervises any necessary facility buildout.

     Financial Consulting. The Company arranges financing for the expansion and acquisition of medical practices and in the future intends to provide credit support for such acquisitions and expansions.

     Marketing. The Company assists health care providers in marketing their medical services to health care payors, insurance companies, self-insured companies, referring physicians, hospitals and the patient community.

The Company, in close cooperation with the providers, develops public relations and community outreach programs designed to educate managed care entities and the patient community about the medical services provided at the medical malls.

     Payor Contracting and Management. The Company assists health care providers in negotiating and structuring managed care contracts with payors for the provision of medical services. The Company also works with medical group practices to meet credentialling standards and to manage the provider/payor relationship.

FRANCHISE ARRANGEMENTS

     As discussed above, the Company has arranged for MOM, its franchisee, to provide certain management services to the PCs. MOM is primarily owned by the licensed health care providers that provide medical services at the medical malls. MOM provides local governance and has the financial responsibility for the payment of rent for the facilities, salaries for non-professional staff and the purchase of supplies and equipment. As payment for its services, MOM has been entitled to receive 43.25% of collections of net patient service revenue. Of this amount, MOM paid to the Company 8% in respect of fees for management information systems and 1% for a franchise fee.

     The Company and MOM have entered into a franchise agreement which grants MOM the exclusive right to use the Medi-Cen name in the State of Maryland. In exchange, MOM transferred certain assets to the Company as payment for a one-time fee of $50,000 for use of the Company franchise and a one time fee of $150,000 for franchise services. In addition, MOM makes periodic payments of 1% of the gross billings of MOM each month. The initial term of the franchise agreement is 20 years with an option to renew for five additional years.

     The Company has entered into an identical franchise agreement with Medi-Cen, Corp. of Virginia for the State of Virginia, whose operations are currently immaterial.

MEDICAL PRACTICE SERVICES

     General. The Company provides a full range of integrated services to form and develop provider networks within the medical malls and to manage medical risk. These integrated services include billing services, information systems and administrative support. The services provided by the Company to the medical malls are also available to a network of independent licensed health care providers on a fee for service basis. MMI provides management information systems and practice management services for approximately 57 health care providers employed by the PCs. These providers have, with the Company's assistance, aggregated their practices into group practices in the medical malls.

     Medical Information. MMI maintains the hardware and software necessary to ensure compliance with all relevant information capture and reporting needs and requirements for the operation of the PCs. The Company also develops and maintains customized forms for the purpose of automated communication with payors and patients and monitors the status of statements and billing cycles to maximize effectiveness. MMI works with and provides operations support to each medical mall facility for the purpose of developing accurate, complete and timely capture of charge and demographic information. Additionally, the Company develops and maintains relevant monthly health care provider reports and payor reports, which provide information needed for practice management, business planning, marketing and accounting. MMI additionally establishes and maintains automated mechanisms for the receipt and exchange of relevant information between medical malls, to and from payors and to and from authorized outside agents.

     MMI provides practice profile reports which sort and list patient utilization data by managed care plan, diagnosis, type of service, amount of payment and time of payment for the PCs. The Company's management information systems permit health care providers to comply with all reporting requirements of third-party payors from which the PCs receive reimbursement, and to validate and verify the accuracy of reports or profiles of patient services utilization data generated by managed care plans and other payors.

     Management Information Systems. MMI develops and maintains the systems used to capture charges for professional services at the medical malls and reconciles account information to minimize lost charges and non-billable services. MMI also develops and maintains mechanisms for the capture of demographic information required for utilization data and reviews clinical procedure coding to ensure accurate, complete and ethical description of professional services performed.

     MMI creates accounts as utilization data is received from the health care providers upon the completion of a patient's visit and prepares documents necessary to provide bills for medical services including any customized documents requested by the PCs. The Company's systems daily produce primary and secondary claims and filings for relevant payors. The Company also performs annual revisions of clinical procedure coding and facilitates the maintenance of a professional charge description paradigm to reflect a complete and accurate menu of procedures for the PCs. MMI additionally maintains systems for production or capture of medical reports needed to substantiate each medical practice's charges and manages a mechanism to provide authorized legal access to medical records as required to comply with court subpoenas, legal agents and health care payor needs for documentation of services performed.

     Collection and Account Management. MMI's services related to collection and account management include: (i) processing or arranging for the processing of claims for medical services; (ii) arranging for the PCs to submit information to support claims; (iii) submitting standard forms for the payment of claims received from the PCs; and (iv) conducting coordination of benefits consistent with the terms of applicable health insurance or plans. MMI also establishes and maintains escrow or client trust accounts in federally insured banking institutions to facilitate the expeditious receipt of payments from third party payors and patients and the deposit of funds to appropriate accounts for the PCs. In addition, MMI coordinates any appropriate collection efforts with the PCs, reviews credit balance accounts and maintains medical practice accounts in such a manner as to allow the production of patient account information which is required by authorized outside legal and auditing agents.

     Patient Services. Patients may contact MMI directly to resolve any problems that may arise from the billing and collection of patients' accounts receivables. Patient services include maintaining a dedicated phone line to allow patients direct access to a patient service representative; processing patient and insurance company correspondence related to resolution of patient accounts; and processing patient refunds when appropriate.

     Deposit of Funds. MMI is responsible for depositing or directing the deposit of collected amounts into the accounts of the PCs. The Company also initiates transfers from the escrow or trust accounts maintained for payment of fees to MMI in accordance with the management services agreements.

     Financial and Administrative Management. The Company offers a variety of financial and administrative management services to the PCs. The Company's financial management services include accounting, payroll, finance, payables management, financial reporting, financial controls, insurance negotiation and management information systems.

MANAGEMENT INFORMATION SYSTEMS

     The Company develops and maintains sophisticated management information systems to support its growth and acquisition plans. The Company's overall information systems design is open, modular and flexible.

     The software currently used on the system is a customized version of the program Medical Manager. The software has been modified to allow multiple practices to bill using the same copy of the software under separate E.I.N. numbers; to allow for electronic filing and remission; to allow patient statements to be electronically transmitted to a remote billing house which mails out the statements to the patients; and to print deposit slips. The software is also currently being modified to automatically handle referrals for managed care. The Company intends to further modify its software to automatically calculate single capitation payments to separate health care providers in multi-specialty practices.

COMPETITION

     The provision of physician practice management services is a highly competitive business in which the Company competes with several national and many regional and local companies. Certain of the Company's competitors are dedicated to or specialize in the management of single-specialty practices focused on specialties such as neurology, cardiology, podiatry and radiology and may compete with the Company for providers of these specialties. The Company's competitors in the development of medical mall facilities include physician hospital organizations, health maintenance organizations and physician practices in general. The Company believes that it is able to compete

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



in this industry by: (i) increasing provider compensation by lowering overhead costs; (ii) allowing health care providers to locally control the practice of medicine; (iii) offering providers the ability to consult with other specialists in the facilities; and (iv) providing the financial incentive and autonomy of controlling the physical assets and non-professional costs of the medical practices through its franchise structure.

     Many of the Company's competitors and potential competitors have substantially greater financial, product development, technical, marketing and other resources than the Company, and currently have, or may develop or acquire substantially more health care providers under employment or management than the Company. Although the Company believes that the barriers to entry into physician practice management industry are relatively high, additional competitors may enter the market and competition may intensify. There can be no assurance that future competition will not have a material adverse effect on the Company. See Risk Factors - Highly Competitive Industry.

GOVERNMENT REGULATION

     As a participant in the health care industry, the Company's operations and relationships are subject to extensive and increasing regulation by a number of governmental entities at the federal, state and local levels. The Company believes its operations are in material compliance with applicable laws. Nevertheless, because of the nature of the Company's relationship with physician organizations, many aspects of the Company's business operations have not been the subject of formal state or federal regulatory interpretations and there can be no assurance that a review by courts or regulatory authorities of the Company's business or that of the PCs will not result in a determination that could adversely affect the operations of the Company or that the health care regulatory environment will not change so as to restrict the existing operations or expansion plans of the Company or the PCs.

     Reimbursement. Management estimates that approximately 14% of the revenues of the PCs are derived from payments made by government sponsored health care programs (principally Medicare and Medicaid). Consequently, any change in reimbursement regulations, policies, practices, interpretations or statutes could adversely affect the operations of the Company. The federal Medicare program has implemented a system of resource-based relative value scale (RBRVS) payment methodology for medical services. The Company expects that future changes in the RBRVS fee schedule, as required by law, and in Medicare reimbursement generally, will result, in some cases, in a reduction and, in some cases, in an increase from historical levels in the per-patient Medicare revenue received by the PCs. Although the Company does not believe any such reductions would have a material adverse effect on the Company, the RBRVS fee schedule may be adopted by other private payors, which could have a material adverse effect on the Company. See Risk Factors - Cost Containment and Reimbursement Trends.

     Billing. There are state and federal civil and criminal statutes which impose substantial penalties, including civil and criminal fines and imprisonment, on health care providers who fraudulently or wrongfully bill governmental or other third-party payors for health care services. The federal law prohibiting false billings allows a private person to bring a civil action and there can be no assurance that the Company's activities will not be challenged or scrutinized by governmental authorities. Moreover, technical Medicare and other reimbursement rules affect the structure of physician billing arrangements. The Company believes it is in material compliance with such regulations, but regulatory authorities may differ in their interpretations of such regulations, and in such event, the Company may have to modify its relationship with the PCs. Noncompliance with such regulations could have a material adverse effect on the business, financial condition and results of operations of the Company and subject it or the PCs to penalties and additional costs.

     Corporate Practice of Medicine and Fee Splitting. The laws of many states prohibit business corporations such as the Company from practicing medicine and employing physicians to practice medicine. These laws forbid both direct control over medical decisions and indirect interference, such as splitting medical fees with physicians or controlling budgetary allotments for patient care. Laws regarding the corporate practice of medicine vary from state to state and are enforced by the courts and by regulatory authorities. The management service agreements between the Company and the PCs address this issue by providing that the PCs retain complete control over medical decision making, and that the Company may neither interfere with the professional judgment of medical personnel nor control, direct or supervise the provision of medical services. Furthermore, the management services agreements provide that the Company may not perform any services or activities which constitute the practice of medicine, patient care or quality monitoring. Administrative policies, budgets and fee schedules affecting the delivery of medical services are developed by a Joint Management Advisory Board, which is at all times controlled by licensed health care providers. MOM, the Company's franchisee, performs administrative and business functions on behalf of the PCs. Although the Company believes it is in material compliance with regulations regarding the corporate practice of medicine, no assurance can be given that its operations will not be challenged by regulatory authorities.

     Fraud and Abuse Statutes. Certain provisions of the Social Security Act, commonly referred to as the Anti-kickback Statute, prohibit the offer, payment, solicitation or receipt of any form of remuneration which is intended to induce business for which payment may be made under a federal health care program. A federal health care program is any plan or program that provides health benefits, whether directly, through insurance or otherwise, which is funded directly, in whole or in part, by the United States government (e.g., Medicare, Medicaid and CHAMPUS). Excluded from the definition of federal health care program is the Federal Employee Health Benefits Program. The type of remuneration covered by the Anti-kickback Statute is very broad. It includes not only kickbacks, bribes and rebates, but also proscribes any such remuneration, whether made directly or indirectly, overtly or covertly, in cash or in kind. Moreover, prohibited conduct includes not only remuneration intended to induce referrals, but also remuneration intended to induce the purchasing, leasing, arranging or ordering of any goods, facilities, services or items paid for by a federal health care program. The Anti-kickback Statute has been broadly interpreted by courts in many jurisdictions. Read literally, the statute places at risk many business arrangements, potentially subjecting such arrangements to lengthy and expensive investigations and prosecutions initiated by federal and state government officials. Many states, including some of those in which the Company does business, have adopted similar statutory provisions which cover other third-party payor patients. The Company believes that, although it is receiving remuneration under the management service agreements from the PCs for management services, it is not in a position to make or influence the referral of patients or services reimbursed under government programs to these medical practices and, therefore, believes it has not violated the Anti-kickback Statute. Moreover, the Company is not a separate provider of Medicare or state health program reimbursed services. To the extent the Company is deemed to be either a referral source or a separate provider under its management service agreements with the PCs and to receive referrals from physicians, the financial arrangements under such agreements could be subject to scrutiny and prosecution under the Anti-kickback Statute. Violation of the Anti-kickback Statute is a felony, punishable by criminal fines up to $25,000 per violation and imprisonment for up to five years; a civil monetary penalty of $50,000; and/or civil damages of not more than three times the amount of remuneration offered, paid, solicited or received without regard to whether any portion of such remuneration was for a lawful purpose. In addition, the U.S. Department of Health and Human Services (HHS) may impose civil penalties excluding violators from participation in Medicare or state health programs.

     In July 1991, in part to address concerns regarding the Anti-kickback Statute, the federal government published regulations that provided exceptions, or safe harbors, for transactions that will be deemed not to violate the Anti-kickback Statute. The federal government has adopted "Safe Harbors" which exclude remuneration received in transactions described in the regulations from the definition of remuneration under the Anti kickback rules. Safe Harbors have been adopted for: return on an investment interest, such as a dividend or interest income, made to an investor in large publicly traded companies and in companies which meet standards limiting the percentage of total equity which can be held by investors in a position to refer to the entity; the lease of space or equipment; bona fide employment; the one time purchase of a practice by a physician; certain price reductions offered to certain health maintenance organizations; certain warranties or discounts; certain referral services; and payments made by a principal to an agent under personal service or management contracts. Some of these safe harbors are applicable to the activities of the Group practices, their employee physicians, and the Company, including provisions related to space and equipment leases, personal service and management contracts, the sale of practices to physicians, bona fide employment relationships, group practices, physician incentive plans and certain managed care contracting activities. Basically, all agreements must be in writing, describe all services to be provided, be on commercially reasonable terms, and require payment consistent with fair market value in arms length transactions which is not determined by taking into account the volume or value of referrals of Medicare and Medicaid business. The Company believes that its lease and management activities generally fall within the safe harbors. However, no independent appraisal or fairness opinion concerning the fair market value of such leases or services agreements or the reasonableness of the consideration received by the Company therefor has been secured, and there can be no assurance that federal or state regulators might not challenge some of the transactions or practices of the Company. Failure to comply with a safe harbor exception or the lack of a safe harbor with respect to a transaction does not itself result in, or constitute a violation of, the fraud and abuse rules. Although the Company believes that it is not in violation of the Anti-kickback Statute, its operations may not fit within any of the existing or proposed safe harbors.

     As a component of the recently enacted Health Insurance Portability and Accountability Act of 1996, Congress directed the Secretary of HHS to issue advisory opinions regarding compliance with the Anti-kickback Statute. Advisory opinions are available concerning what constitutes prohibited remuneration within the meaning of the Anti-kickback Statute, whether an arrangement satisfies the statutory exceptions to the Anti-kickback Statute, whether an arrangement meets a safe harbor, what constitutes an illegal inducement to reduce or limit services to individuals entitled to benefits covered by the Anti-kickback Statute and whether an activity constitutes grounds for the imposition of civil or criminal penalties under the applicable exclusion. Advisory opinions, however, will not assess fair market value for any goods, services or property or determine whether an individual is a bona fide employee within the meaning of the Internal Revenue Code. The statutory language makes clear that advisory opinions are available for both proposed and existing arrangements. The failure of a party to seek an advisory opinion, however, may not be introduced into evidence to prove that the party intended to violate the Anti-kickback Statute. The Company has not sought, and has no present intention of seeking, an advisory opinion regarding any aspect of its current operations or arrangements with physicians.

     Significant prohibitions against physician referrals were enacted by Congress in the Omnibus Budget Reconciliation Act of 1993. These prohibitions, commonly known as Stark II, amended prior physician self-referral legislation known as Stark I by dramatically enlarging the field of physician-owned or physician-interested entities to which the referral prohibitions apply. Effective January 1, 1995, Stark II prohibits, subject to certain exemptions, a physician or a member of his or her immediate family from referring Medicare patients to an entity providing designated health services in which the physician has an ownership or investment interest, or with which the physician has entered into a compensation arrangement, including the physician's group practice. The designated health services include radiology and other diagnostic services, radiation therapy services, physical and occupational therapy services and the provision of durable medical equipment, parenteral and enteral nutrients, equipment and supplies, prosthetics, orthotics, outpatient prescription drugs, home health services and inpatient and outpatient hospital services. The penalties for violating Stark II include a prohibition on payment by these government programs and civil penalties of as much as $15,000 for each violative referral and $100,000 for participation in a "circumvention scheme." The Company believes that its activities are not in violation of Stark I or Stark II. The federal government issued interim final regulations which addressed Stark I and portions of Stark II in August 1995. Proposed regulations interpreting Stark II were published on January 9, 1998. The comment period on the proposed Stark II regulations has not yet run. The proposed regulations define the designated health services, refine the definition of a group practice, and impose additional requirements on the exception for referrals within a group practice for in office ancillary services. Therefore, there can be no assurance that the Company's operations will not be challenged by regulatory authorities.

     Stark II also governs a physician's ability to refer patients for designated health services within the practices and networks that the Company manages in light of the physician's ongoing compensation arrangements with such practices and networks. An exception for in-office ancillary services requires that the practices and networks meet certain structural and operational requirements on an ongoing basis in order to bill for in-office ancillary designated health services rendered by employed or contracted physicians. A key feature of the in-office ancillary services exception is the Stark law's definition of "group practice." The proposed regulations impose new requirements on the structure and operation of a group practice, and impose new limitations on the ability of physicians in a group practice to refer radiology, physical therapy and other designated health services within the group. The affiliated group practices currently offer several of the designated health services within the groups, and will have to comply with the Stark II regulations when they become effective. The Company believes that the affiliated group practices will be able to meet the requirements imposed by the proposed regulations, or can be successfully restructured to meet the requirements. Regulations are subject to change, and there can be no certainty that the affiliated group practices will be able to meet the definition of group practice under regulations ultimately adopted. Any adverse changes to the group practice definition may have a material adverse effect on the Company by severely limiting the ability of the medical practices that the Company manages to bill the Medicare and Medicaid Programs for certain ancillary services furnished by those practices.

     In the recently enacted Balanced Budget Act of 1997, Congress directed the Secretary of HHS to issue advisory opinions as to whether a referral relating to designated health services (other than clinical laboratory services) is prohibited under the Stark law. The advisory opinion mechanism began in November 1997. An advisory opinion issued by the Secretary will be binding as to the Secretary and the party or parties requesting the opinion. The Company has no present intention to seek an advisory opinion regarding its current operations, arrangements with health care providers or the referral activities of health care providers in the practices it manages.

     A number of states have enacted self-referral laws that are similar in purpose to Stark II but which impose different restrictions on referrals from Stark II. These various state self-referral laws have different requirements. Some states, for example, only prohibit referrals when the physician's financial relationship with a health care provider is based upon an investment interest. Other state laws apply only to a limited number of designated health services or, alternatively, to all health care services furnished by a provider. Some states do not prohibit referrals at all, but require only that a patient be informed of the financial relationship before the referral is made. Most of the states in which the Company conducts business have adopted some form of self-referral law. Many states, including Pennsylvania, have self-referral laws that are particularly applicable to workers' compensation patients. The Company believes that it current operations and the structure of the medical practices it manages are in material compliance with the self-referral laws of the states in which such practices are located.

     Under numerous federal laws, including the Federal False Claims Act (the False Claims Act), the federal government is authorized to impose criminal, civil and administrative penalties on any health care provider that files a false claim for reimbursement from a federally funded health program (such as Medicare or Medicaid). Recently enacted federal legislation also imposes federal criminal penalties on persons who file false or fraudulent claims with private insurers. While the criminal statutes are generally reserved for instances of fraud, the civil and administrative penalty statutes are being applied by the government in an increasingly broad range of circumstances. Civil sanctions may be imposed if the claimant knew or should have known that billing was improper. The government also has taken the position that claiming reimbursement for services that are substandard is a violation of these false claims statutes if the claimant knew or should have known that the care was substandard or rendered under improper circumstances. Private persons may bring civil actions to enforce the False Claims Act. Under certain lower court decisions, claims derived from the Anti-kickback Statute or the Stark law have been deemed to be, or may under certain circumstances be construed to be, false claims.

     State physician self referral laws and Stark II have not been extensively judicially interpreted and there is considerable uncertainty concerning how such laws will be interpreted, including specifically how broadly the exemptions and exceptions to their application will be applied. Physicians participating in the Company's network or employed by an affiliated group practice will have several financial relationships with the Company, including the lease of space and equipment, the purchase of practices, loans or advances of money, and the provision of billing and management services. Certain physicians may refer patients among themselves within their group practices and as part of the network, and refer designated health services under the In Office Ancillary Service exception available to certain referrals within a group practice. The Company can not be sure that all of its relationships with the physicians and affiliated group practices will fall within one of the exemptions under Stark II, as interpreted under final regulations. However, the Company believes that it is not an entity to which referrals can be made, and that the referrals of patients by physicians within the group practices should fall within one or more of the exceptions permitted by Stark II and the state self-referral laws. Final regulations or future regulations or statutes might require the Company to restructure its relationships with its group practices. Violations of Stark II by the Company or its Group practices could result in significant fines and financial losses which could adversely affect the Company.

     While the Company believes that it is in compliance with the foregoing federal and state laws, future regulations could require the Company to modify the form of its relationships with physician organizations. Moreover, the violation of any such state or federal law by the Company or the PCs, could have a material adverse effect on the Company.

     Anti-Trust. Although the PCs are managed by the Company, they remain separate legal entities and they may be deemed competitors subject to a range of antitrust laws which prohibit anti-competitive conduct, including price fixing, concerted refusals to deal and divisions of markets. In particular, the antitrust laws have been interpreted by the Federal Trade Commission and the United States Department of Justice to prohibit joint negotiations by competitors of price terms in the absence of financial risk that is shared among the competitors, other financial integration or substantial clinical integration among the competitors. The Company intends to comply with such state and federal laws as may affect its development of, and contracting for, the medical mall facilities, but there can be no assurance that review of the Company's business by courts or regulatory authorities will not result in a determination that could adversely affect the operations of the Company or the PCs.

     Insurance Regulations. Laws in all states regulate the business of insurance and the operation of health maintenance organizations. On August 10, 1995, the NAIC issued a report opining that certain risk-transferring arrangements may entail the business of insurance, to which state licensure laws apply, but that licensure laws would not apply where an unlicensed entity contracts to assume downstream risk from a duly licensed health insurer or health care payor for health care provided to that carrier's enrollees. In addition, in December 1996, the NAIC issued a report entitled Regulation of Health Risk Bearing Entities, which sets forth issues to be considered by state insurance regulators when considering new regulations and encourages that a uniform body of regulation be adopted by the states. Certain states have enacted statutes or adopted regulations affecting risk assumption in the health care industry. In some states, including some of those in which the Company does business, these statutes and regulations subject any physician or physician network engaged in risk-based contracting, even if through health care payors and insurance companies, to applicable insurance laws and regulations, or other laws and regulations, which may include, among other things, providing for minimum capital requirements and other safety and soundness requirements. Although the NAIC's conclusions are not binding on the states, the Company believes that additional regulation at the state level will be forthcoming in response to the NAIC initiatives. The Company will enter into capitated contracts only with licensed insurance companies and health maintenance organizations, and only if allowed by state law. The Company believes that it is in compliance with these laws in the states in which it does business, but there can be no assurance that future interpretations of insurance laws and health care network laws by the regulatory authorities in these states or in the states into which the Company may expand will not require licensure or a restructuring of some or all of the Company's operations.

     Health Care Reform. As a result of the continued escalation of health care costs and the inability of many individuals to obtain health insurance, numerous proposals have been and may continue to be introduced in the U.S. Congress and state legislatures relating to health care reform. There can be no assurance as to the ultimate content, timing or effect of any health care reform legislation, nor is it possible at this time to estimate the impact of potential legislation, which may be material to the Company.

     Confidentiality of Patient Records. The confidentiality of patient records and the circumstances under which such records may be released is subject to substantial regulation under state and federal laws and regulations. Although the Company does not currently collect aggregate clinical data for utilization review and quality assurance purposes, it plans to develop such databases. Data entries to these databases would delete any patient identifiers, including name, address, hospital and physician. The Company believes that its procedures comply with the laws and regulations regarding the collection of patient data in substantially all jurisdictions, but regulations governing patient confidentiality rights are evolving rapidly and are often difficult to apply.

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Additional legislation governing the dissemination of medical record information has been proposed at both the state and federal level. Furthermore, the Health Insurance Portability and Accountability Act of 1996 requires the Secretary of HHS to recommend legislation or promulgate regulations governing privacy standards for individually identifiable health information and creates a federal criminal offense for knowing disclosure or misuse of such information. These statutes and regulations may require holders of such information to implement security measures that may be of substantial cost to the Company. There can be no assurance that changes to state or federal laws would not materially restrict the ability of the Company to obtain patient information originating from records.

     Licensure, Certificate of Need and Prescription Laws. Certain of the ancillary services that the Company anticipates providing on behalf of the PCs are now, or may in the future be, subject to licensure or certificate of need laws in various states. There can be no assurance that the Company or the PCs will be able to obtain such licenses or certificate of need approval to the extent required for the particular ancillary service. Finally, each state establishes rules related to the practice of medicine, including the method of prescribing drugs.

CONTRACTUAL RELATIONSHIPS WITH YATER AND MPS

     The relationship between the Company and the PCs is set forth in the management service agreements. Through the management service agreements, the Company agrees to provide, or arrange for the provision of, management and administration services for the medical practices. The services the Company provides includes but are not limited to, business planning, financial management, bookkeeping, accounting and data processing, maintenance of medical records, human resource management, billing and collecting, facility utilization and cost and quality management. As discussed above, the Company has arranged for its franchisee, MOM, to provide operational services at the medical malls, including the payment of rent for the facilities, the purchase of supplies and equipment and salaries for non-professional staff.

     The PCs are consolidated medical practices that have either directly entered into contracts with health care payors or that have the right to receive payment directly from health care payors for the provision of medical services in the medical malls. MMI obtains a controlling financial interest in the PCs by virtue of the long-term management service agreement with each entity, the transfer restriction agreements discussed below and the fact that the PCs are each owned by Dr. Steven Macedo, the Chairman of the Board of the Company, and his wife, Dr. Ilene Macedo.

     Under the management service agreements, the Company is responsible for the billing and collection of all revenue for services provided at the medical malls but is not responsible for the payment of professional salaries and certain benefits. Accordingly, the PCs are responsible and at risk for all such expenses, and the Company, since it is not the owner of these medical practices, does not have a substantive capital investment that is at risk. The PCs are each entitled to receive 40% of collections of net patient service revenue from their respective medical malls as fees for services rendered, which is used to pay the salaries of the licensed health care providers employed by the PCs.

     The Company's management service agreements with the PCs are long-term and provide the Company with unilateral control over the administrative aspects of physician practices. The management agreements include the following provisions:
(i) the initial term is 30 years; (ii) renewal provisions call for automatic and successive five year renewal periods; and (iii) neither of the PCs can unilaterally terminate their agreements with the Company unless the Company fails to cure a breach of its contractual responsibilities thereunder within one year after notification of such breach.

     The Company has also entered into transfer restriction agreements with the shareholders of Yater and the partners of MPS. These agreements restrict the resale of the ownership interest of Drs. Steven and Ilene Macedo in Yater and their partnership interests in MPS. See Management's Discussion and Analysis of Financial Condition and Results of Operations.

CORPORATE LIABILITY AND INSURANCE

     The Company's business entails an inherent risk of claims of medical professional liability. In recent years participants in the health care industry have become increasingly subject to large claims based on theories of medical malpractice that entail substantial defense costs. The Company maintains general liability insurance of $1.0 million per occurrence and other customary insurance on an occurrence basis, in amounts deemed appropriate by management based upon historical claims and the nature and risks of the business. There can be no assurance that a future claim will not exceed the limits of available insurance coverage or that such coverage will continue to be available.

     Moreover, the Company requires the PCs to obtain and maintain professional liability of $4 million per occurrence and $6 million in the aggregate, and workers' compensation insurance coverage. Such insurance will likely not provide additional coverage, subject to policy limits, in the event the Company were held liable as a co-defendant in a lawsuit for professional malpractice against a licensed health care provider. In addition, generally, the Company is indemnified under the management service agreements by the PCs for liabilities resulting from the performance of medical services. However, there can be no assurance that any future claim or claims will not exceed the limits of these available insurance coverages or that indemnification will be available for all such claims.

EMPLOYEES

     As of the date of this Prospectus, the Company had 16 employees, all of whom were employed on a full-time basis. Approximately six of such employees are management and 10 provide administrative support. As of the date of this Prospectus, MOM had 63 employees that provide non-professional services at the medical malls and the PCs collectively employed 57 licensed health care providers. None of the Company's employees are represented by labor unions and the Company believes its relationship with its employees is good.

PROPERTIES

     MMI currently leases 1,113 square feet of office space in Bethesda, Maryland pursuant to a lease agreement dated January 3, 1995 (the Lease). The annual minimum rent for the year commencing February 1998 is $18,243 payable in monthly installments of $1,520.

     The Lease terminates upon the commencement of the Lease Agreement dated July 16, 1997 (the Lease Agreement) covering 3,570 square feet at the same premises in Bethesda, Maryland. The term of the Lease Agreement is five years from the date of occupancy with three options to renew for additional five year terms each. The initial annual minimum rent under the Lease Agreement is $40,000, payable in equal monthly installments. Annual rent will increase to approximately $64,000 in the fifth year of occupancy. The Company expects to occupy this property on or about May 1, 1998.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company are:

           NAME                    AGE              POSITION
        ---------                  ---              --------
P. Steven Macedo, M.D.              37   Chairman of the Board
Michael Macedo                      34   Chief Executive Officer and Director
Frank Cronin                        58   President
Harrison G. Jett                    45   Chief Financial Officer and Director
Bruce A. Kehr                       47   Vice President of Provider Relations
James Cornelson                     44   Director
William Lester                      73   Director

     P. STEVEN MACEDO, M.D. has served as Chairman of the Board of the Company since its inception in March 1994. Dr. Macedo is also Chairman of the Board and Chief Executive Officer of each of MOM, the Company's franchisee, and Medi-Cen, Corp. of Virginia, Inc., a franchisee whose current operations are immaterial. Dr. Macedo is a neurologist who has been in private practice as a partner of MPS since 1991, with special expertise in Behavioral and Forensic Neurology. Since January 1997 Dr. Macedo also has been an owner of Yater, a multi-specialty medical practice. Dr. Macedo is also currently a Clinical Associate Professor at the George Washington University Department of Neurology and a Director of Taxsoft, Inc., an Internet tax software company. Dr. Macedo was President of Forensic Medicine Institute, Inc., a continuing legal education provider, from 1994 to 1997, and Chief Executive Officer and Chairman of the Board of Directors of NeuroData, Inc., a neurological medical equipment company, from 1993 to 1996. He served as Chief Resident of Neurology between 1990 and 1991 at Georgetown University, Washington Veterans Administration Medical Center, and Children's Hospital National Medical Center.

     MICHAEL MACEDO has served as Chief Executive Officer and a Director of the Company since its inception in March 1994. He is also Vice President and Secretary of Taxsoft, Inc., an Internet tax software company. From 1994 to 1997, he was Vice President of Forensic Medicine Institute, Inc. a continuing legal education provider. Mr. Macedo has been in the private practice of law since 1988 with offices in Washington, D.C. and New York, N.Y.

     FRANK CRONIN has served the Company in several capacities since January 1996 and has been President of the Company since February 1998. He was Vice President of MIIX Healthcare Group, a health care consulting firm from August 1997 to February 1998. From August 1995 to August 1997 he was President of MCR Healthcare, Inc., a health care consulting firm. Mr. Cronin was President and Chief Executive Officer of Central New England Health Alliance, an integrated health care delivery system, from 1992 to August 1995. Since 1995, he has been on the Board of Directors of the American Academy of Medical Administrators, which named him Healthcare Executive of the Year in 1994. He is also on the Boards of the National Council of Community Hospitals and the New England Healthcare Assembly and is a Paul Harris Fellow of Rotary International.

     HARRISON G. JETT has served as Chief Financial Officer and a Director of the Company since August 1996. He is also the Treasurer of MOM, the Company's franchisee. From 1988 to January 1996, Mr. Jett was the owner and principal broker of RE/MAX Realty Associates, a franchisee of RE/MAX International, Inc., a commercial and residential real estate company.

     BRUCE A. KEHR has been Vice President of Provider Relations of the Company since April 1996. He is also the Vice President and Director of MOM, the Company's franchisee, and Secretary and Director of Medi-Cen, Corp. of Virginia. Dr. Kehr is a board certified psychiatrist who has been in private practice since 1976. Dr. Kehr has been President of Contemporary Psychiatric Services since 1982 and President of Medication Management Technologies, Inc. since 1994. Since 1988, he has been President and Chief Operating Officer of American Neuroscience Centers, Inc., where he was Vice President and Director from 1987 to 1988.

     JAMES W. CORNELSON has agreed to become a Director of the Company upon the consummation of this Offering. He is currently President of Old Line National Bank. He had been Senior Vice President of Sequoia

Bank from 1992 to 1994, where he served as Chief Lending Officer in charge of all credit aspects of the institution. Previously, Mr. Cornelson worked for fourteen years as Vice-President of Citizen Bank of Maryland.

     WILLIAM LESTER has agreed to become a Director of the Company upon the consummation of this Offering. He has been President of William Lester Associates, Inc. since 1989 and President of International Facilitators, Inc. since 1992, where he provides management and business development consulting in the United States and international markets including exclusive services to CEOs and entrepreneurs.

     P. Steven Macedo, M.D. and Michael Macedo are brothers.

BOARD OF DIRECTORS' COMMITTEES AND COMPENSATION

     The Board of Directors of the Company has appointed two committees: the Audit Committee and the Compensation Committee. The members of the Audit Committee are Dr. Steven Macedo, William Lester and James W. Cornelson. The Audit Committee periodically reviews the Company's auditing practices and procedures, makes recommendations to management or to the Board of Directors as to any changes to such practices and procedures deemed necessary from time to time to comply with applicable auditing rules, regulations and practices, and recommends independent auditors for the Company to be elected by the stockholders. The members of the Compensation Committee are Michael Macedo, William Lester and James W. Cornelson. The Compensation Committee meets periodically to make recommendations to the Board of Directors concerning the compensation and benefits payable to the Company's executive officers and other senior executives. The Company currently reimburses directors for their out-of-pocket expenses incurred in attending Board and Committee meetings and intends to pay outside Directors $1,600 for each Board of Directors meeting attended upon consummation of this Offering.

EXECUTIVE COMPENSATION

     The following table sets forth the cash compensation for services in all capacities to the Company of that person who was, as of December 31, 1997, the Company's Chief Executive Officer and for the other most highly compensated Executive Officer of the Company (collectively, the Named Executive Officers) for the year ended December 31, 1997.

                           SUMMARY COMPENSATION TABLE
                                                                                                               LONG-TERM
                                                                      ANNUAL COMPENSATION                COMPENSATION AWARDS
                                                               ---------------------------------    -----------------------------
                                                                                      OTHER          RESTRICTED     SECURITIES
                                                                                      ANNUAL           STOCK        UNDERLYING
NAME AND PRINCIPAL POSITION                              YEAR    SALARY   BONUS    COMPENSATION        AWARDS        OPTIONS
---------------------------                              ----    ------   -----    ------------        ------        -------
P. Steven Macedo, M.D., Chairman..................       1997   $  0(1)   $   0    $ 273,618(2)          0              0
Michael Macedo, Chief Executive Officer...........       1997   $  0(3)   $   0    $ 328,987(4)          0              0


(1) Does not include loan amounts owed by the Company to Dr. Macedo of $125,000 as of December 31, 1997 and $163,000 as of February 12, 1998.

(2) Represents amounts received by Dr. Macedo of: $73,000 plus loan interest payments of $2,200 and car payments of $4,785 from Yater; and $185,500 plus $3,665 of car payments from MPS; and $4,468 from MCA.

(3) Does not include (a) legal fees from the Company to the law firm of Michael Carlos Buarque de Macedo of $17,106, (b) legal fees from MOM to the law firm of Michael Carlos Buarque de Macedo of $17,465, (c) legal fees from Yater to the law firm of Michael Carlos Buarque de Macedo of $15,489 and
     (d) loan amounts owed by the Company to Mr. Macedo of $10,000 as of December 31, 1997 and $107,933 as of February 12, 1998.

(4) Represents amounts received by Mr. Macedo of: consulting fees of $225,000, bonus of $65,000, car payments of $8,920, and loan interest of $600 from Yater; consulting fees of $25,000 from MPS; and $4,467 from MCA.

EMPLOYMENT AGREEMENTS

     The Company has entered into two year employment agreements effective March 11, 1998 with each of Dr. Steven Macedo and Michael Macedo. Pursuant to each employment agreement, Dr. Macedo will act as Chairman of the Board of Directors and Secretary and Mr. Macedo will act as Chief Executive Officer. Each of Dr. Macedo and Mr. Macedo will be entitled to receive base compensation in an amount determined by the Board of Directors and options to purchase up to 900,000 shares of Common Stock at a price equal to the initial public offering price.

     The Company has entered into a one year employment agreement effective February 1, 1998 with Frank Cronin, President of the Company. The agreement provides for an annual salary of $250,000, $500 per month for payment of disability, life, dental and health insurance and a car allowance. The agreement also prevents Mr. Cronin from competing with the Company for a period of two years subsequent to the termination of his employment.

     Michael Macedo has entered into a five year consulting agreement with Yater effective January 20, 1997, which provides that Mr. Macedo shall receive annual compensation of $300,000 and $60,000 per year in other benefits.

     Dr. Steven Macedo has entered into a five year employment contract effective January 1, 1998, which provides that Dr. Macedo shall receive annual compensation of $300,000 and $60,000 per year in fringe benefits.

STOCK OPTION PLAN

     The Company  adopted the Medi-Cen  Management,  Inc. Stock Option Plan (the
Plan) in 1998 to encourage stock ownership by key management employees of the Company and to provide an incentive for such employees to expand and improve the profits of the Company. The purpose of the Plan is to support the Company's ongoing efforts to develop and retain qualified directors, employees and consultants and to provide the Company with the ability to more directly link incentives to the profitability of the Company's business and increases in stockholder value.

     The Plan provides for the award to eligible employees of the Company and others of stock options, stock appreciation rights, restricted stock, and other stock-based awards, as well as cash-based annual and long-term incentive awards. The Plan reserves 2,000,000 shares of Common Stock for issuance. As of the date of this Prospectus, 1,800,000 options have been granted under the Plan, at an exercise price equal to the initial public offering price. The Plan will be administered by the Compensation Committee of the Board of Directors. This committee will select the persons to whom awards will be granted and will determine the terms and conditions of such awards. The shares of Common Stock comprising any award that terminates, expires or is cashed out without payment being made in the form of Common Stock will again be available for distribution under the Plan, as will shares that are used by an employee to pay withholding taxes or as payment for the exercise price of an award.

     Awards under the Plan are not transferable except in the event of the person's death or unless otherwise required by law. Other terms and conditions of each award will be set forth in award agreements.

INDEMNIFICATION AND LIMITATION OF LIABILITY

     The Company's Certificate of Incorporation provides that the Company shall indemnify any and all persons whom it shall have power to indemnify under Maryland law, as from time to time amended, from and against any and all of the expense, liabilities or other matters referred to in or covered by the Maryland General Corporation Law. The Company maintains insurance on behalf of any person who is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability, or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under Maryland law.

     Under Maryland law, the Company is permitted to indemnify directors, officers, employees and agents made a party to any proceeding by reason of service in that capacity unless it is established that: (1) the act or omission of the party was material to the matter giving rise to the proceeding and (i) was committed in bad faith, or (ii) was the result of active and deliberate dishonesty; or (2) the party actually received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, the party had reasonable cause to believe that the act or omission was unlawful. Maryland law further provides that a party may not be indemnified in respect of any proceeding charging improper personal benefit, whether or not involving action in such party's official capacity, in which the party was adjudged to be liable on the basis that personal benefit was improperly received. In Paragraph 4 of Clause 7 of its amended Certificate of Incorporation, the Company has included a provision which limits the liability of its directors and officers for money damages in accordance with the Maryland law. Paragraph 4 of Clause 7 does not eliminate or otherwise limit the fiduciary duties or obligations of the Company's directors and officers, does not limit non-monetary forms or recourse against such directors and officers, and, in the opinion of the Securities and Exchange Commission, does not eliminate the liability of a director or officer under the federal securities laws.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of the Company's shares of Common Stock as of March 13, 1998, and as adjusted to reflect the sale of the shares of Common Stock offered hereby, by (i) each person who is known to the Company to own beneficially more than 5% of the Company's shares of Common Stock and (ii) all directors and executive officers as a group. Unless otherwise indicated, the persons named in this table have sole voting and investment power with respect to the shares of Common Stock shown as beneficially owned by them.

                                                                          BENEFICIAL OWNERSHIP     BENEFICIAL OWNERSHIP
                                                                           PRIOR TO OFFERING          AFTER OFFERING
                                                                        ------------------------   ---------------------
                         NAME AND ADDRESS OF
                          BENEFICIAL OWNER(1)                              NUMBER       PERCENT     NUMBER       PERCENT
P. Steven Macedo, M.D................................................   1,957,349(2)      40.7%  1,957,349(2)      28.7
Michael Macedo.......................................................   1,942,007(2)      40.4   1,942,007(2)      28.5
Frank Cronin.........................................................      53,716(3)       1.1      53,716(3)        --
Harrison Jett........................................................      54,117(4)       1.1      54,117(4)        --
Bruce Kehr...........................................................     413,200(3)       8.6     413,200(3)       6.1
James Cornelson......................................................       8,330(3)        --       8,330(3)        --
William Lester.......................................................      25,825(5)        --      25,825(5)        --
All directors and executive officers as a group (7 persons)(6).......   4,454,544         92.6   4,454,544         65.4

(1)  The  address  for  all  persons  is  5301  Wisconsin  Avenue,   Suite  620,
     Washington, D.C. 20015.

(2) Includes options to purchase 450,000 shares of Common Stock. Does not include 450,000 additional shares issuable upon the exercise of options that are not exercisable within 60 days. Each of Dr. Macedo and Michael Macedo have entered into an agreement with Yater, under which Yater has agreed to purchase from each of them, commencing January 22, 1998, 620 shares of Common Stock per week for $7.26 per share through the date of this Prospectus. Yater intends to use the shares of Common Stock purchased from the Macedos as consideration for the purchase by Yater of medical practices from health care providers.

(3)  Represents options to purchase Common Stock.

(4)  Includes options to purchase 33,056 shares of Common Stock.

(5)  Includes options to purchase 24,792 shares of Common Stock.

(6)  Includes options to purchase 1,433,094 shares of Common Stock.

                              CERTAIN TRANSACTIONS

     P. Steven Macedo, Secretary and Chairman of the Board of Directors of the Company is also a Director and Chief Executive Officer of MOM and Medi-Cen, Corp. of Virginia, Inc., and is an owner of the PCs, medical practices managed by the Company. For his services, excluding income received for physician services and as an owner of medical practices, Dr. Macedo has received, in 1996, $4,807 from MOM and in 1997, $4,468 from MCA.

     Michael Macedo, Director and Chief Executive Officer of the Company, is also: Management Consultant to MOM; Consultant to the PCs, medical practices owned by his brother, Dr. Macedo and managed by the

Company; and sole proprietor of the law firm of Michael Carlos Buarque de Macedo. In 1996, Michael Macedo received $13,060 from MOM as compensation for consultant services. During 1997, Michael Macedo received as compensation for services: $290,000 plus $8,920 of automobile lease payments from Yater; $25,000 from MPS; and $4,467 from MCA. In 1996, the law firm of Michael Carlos Buarque de Macedo was paid $75,000 by the selling shareholders of the Company for legal services in connection with the preparation of the securities offering effective November 15, 1995 and $30,000 was paid by the firm as salary to Tatiana Daniels Macedo, Esq., an attorney employed by the firm, and a sister-in-law of Michael Macedo, Esq. and Dr. Macedo. For 1997, the law firm of Michael Carlos Buarque de Macedo received, for general counsel services, reimbursements of $17,106 from the Company, $17,465 from MOM and $15,489 from Yater, and $37,216 was paid by the firm as salary to Tatiana Daniels Macedo, Esq., an attorney employed by the firm, and a sister-in-law of Michael Macedo and Dr. Macedo.

     As of the date of this Prospectus, the Company owes Dr. Steven Macedo and Michael Macedo $163,000 and $107,933, respectively. These amounts bear interest at the rate of prime rate plus 0.5% per annum and are payable upon demand. The Company intends to use a portion of the net proceeds of this Offering to pay all amounts outstanding to Dr. Macedo and Mr. Macedo. See Use of Proceeds.

     Bruce A. Kehr, M.D., Vice President of Provider Relations of the Company, is also a Director, Vice President and Secretary of MOM; Director and Secretary of Medi-Cen, Corp. of Virginia, Inc.; and owner of Contemporary Psychiatric Services, one of the independent physician practices associated with the Company. Dr. Kehr and the Company have entered into a contract pursuant to which the Company provides billing and collection services to Dr. Kehr's medical practice. In 1997, the Company received approximately $60,000 from such contracts. In 1997, excluding income received for physician services or as an owner of medical practices, Bruce A. Kehr, M.D. received $4,468 from MCA for services therefor. He also received interest payments from MOM of $350 in 1996. Pursuant to Dr. Kehr's Vice President and Provider Relations Center with the Company, dated April 30, 1996, Dr. Kehr has also received stock options to purchase 413,200 shares of Common Stock of the Company at a price of $2.42.

     In 1997, Dr. Steven Macedo and his wife, Dr. Ilene Macedo received an aggregate of $73,000 in dividends from Yater. In 1996 and 1997, Drs. Steven and Ilene Macedo received $228,000 and $185,500, respectively, from MPS as partnership distributions.

     MOM has paid the Company a fee of $150,000 for billing and collection services, and has entered into a 20 year contract to pay the Company an ongoing eight percent (8%) of gross collections of billing attributable to providers using Company negotiated contracts. Medi-Cen, Corp. of Virginia, Inc. has also entered into a 20 year contract with the Company upon the same terms and conditions, but has not yet paid its fees to MMI and is currently inactive. Yater has entered into a five year contract with MMI for billing and related services for a fee of 8% of moneys actually collected. MPS has entered into an identical five year contract. See Business.

     In 1997, Michael Macedo loaned $20,000 to Yater which bore interest at the rate of 1% per month. This loan was fully repaid in 1997.

     Steven Macedo owes Yater $400,000 in connection with the purchase of Yater. The loan will be repaid beginning in 1999. Interest is earned on the outstanding balance at prime plus 0.5%.

     Upon consummation of this offering, the law firm of Michael Carlos Buarque de Macedo will receive approximately 11,111 shares of Common Stock valued at the initial public offering price.

     Each of Dr. Macedo and Michael Macedo have entered into an agreement with Yater, under which Yater has agreed to purchase from each of them, 620 shares of Common Stock per week for $7.26 per share until the date of this Prospectus. As of the date of this Prospectus, Yater has purchased an aggregate of 9,917 shares of Common Stock from Dr. Macedo and Mr. Macedo. Yater intends to use the shares of Common Stock purchased from the Company as consideration for the purchase by Yater of medical practices from health care providers.

     All ongoing and any future transaction with affiliates of the Company, if any, will be on terms believed by the Company to be no less favorable than are available from unaffiliated third parties and will be approved by a majority of disinterested directors.

                            DESCRIPTION OF SECURITIES

GENERAL

     Upon consummation of this Offering, the Company will be authorized to issue up to 10,000,000 shares of Common Stock, par value $.0024 per share. As of the date of this Prospectus, there are 3,378,046 shares of Common Stock outstanding held by approximately 45 stockholders. Upon the consummation of this Offering, there will be 5,378,046 shares of Common Stock outstanding.

COMMON STOCK

     The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. If dividends are declared, whether payable in cash, property or securities of the Company, holders of the Common Stock are entitled to share equally in such dividends. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, each holder of Common Stock will be entitled to share equally in the assets available for distribution.

     Holders of shares of Common Stock have no preemptive rights to acquire any additional shares of the Common Stock and have no cumulative voting rights. All currently outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable.

TRANSFER AGENT AND REGISTRAR

     The  Transfer   Agent  and  Registrar  for  the  Common  Stock  is  Gemisys
Corporation.

                         SHARES ELIGIBLE FOR FUTURE SALE

     Upon consummation of this offering, the Company will have outstanding 5,378,046 shares of Common Stock, of which the 2,000,000 shares offered hereby will be freely tradeable without restriction or further registration under the Securities Act, except for shares purchased by an affiliate of the Company (in general, a person who has a controlling position with regard to the Company), which will be subject to the resale limitations of Rule 144 promulgated under the Securities Act.

     The remaining 3,378,046 shares of Common Stock outstanding are deemed to be restricted securities, as that term is defined under Rule 144 promulgated under the Securities Act, and may only be sold pursuant to an effective registration under the Securities Act, in compliance with the exemption provisions of Rule 144 or pursuant to another exemption under the Securities Act. Such restricted shares of Common Stock will become eligible for sale, under Rule 144, subject to certain volume limitations prescribed by Rule 144.

     In general, under Rule 144, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company (or persons whose shares are aggregated with an affiliate) who has owned restricted shares of Common Stock beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding shares of the issuer's Common Stock or the average weekly trading volume during the four calendar weeks preceding such sale, provided that certain public information about the issuer as required by Rule 144 is then available and the seller complies with certain other requirements. A person who is not an affiliate, has not been an affiliate within three months prior to sale, and has beneficially owned the restricted shares for at least two years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

     The Company and its executive officers, directors and principal stockholders have agreed that for a period of 180 days following the Offering, without the prior written consent of the Representatives, they will not, directly or indirectly, offer or agree to sell, hypothecate, pledge or otherwise dispose of any shares of Common Stock (or securities convertible into, exchangeable or exercisable for or evidencing the right to purchase shares of Common Stock). As a result of these contractual restrictions, shares subject to lock-up agreements will not be saleable until such agreements expire.

     Future sales of Common Stock in the public market following this Offering by the current stockholders of the Company, or the perception that such sales could occur, could adversely affect the market price for the Common Stock. The Company's principal stockholders hold a significant portion of the outstanding shares of Common Stock and a decision by one or more of these stockholders to sell shares pursuant to Rule 144 under the Securities Act or otherwise could materially adversely affect the market price of the Common Stock. See Risk Factors - Shares Eligible for Future Sale.

     Prior to this Offering, there has been no market for the Common Stock and no prediction can be made as to the effect, if any, that market sales of Common Stock or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement, the Company has agreed to sell to each of the underwriters named below (the Underwriters), for whom Ferris, Baker Watts, Incorporated are acting as representative (the Representative), and each of the Underwriters has severally agreed to purchase from the Company the respective number of shares of Common Stock set forth opposite its name below:

                                   UNDERWRITER               NUMBER OF SHARES
                                   -----------               ----------------
Ferris, Baker Watts, Incorporated..........................
     Total.................................................       2,000,000

     The nature of the respective obligations of the Underwriters is such that all of the shares of Common Stock must be purchased if any are purchased. The Underwriting Agreement provides that the obligations of the Underwriters to pay for and accept delivery of the shares of Common Stock are subject to certain conditions, including the approval of certain legal matters by counsel.

     The Company has been advised by the Representative that the Underwriters propose to offer the share of Common Stock initially at the public offering price set forth on the cover page of this Prospectus and to certain selected dealers at such price less a concession not to exceed $ per share; that the Underwriters may allow, and such selected dealers may reallow, a concession to certain other dealers not to exceed $ per share; and that after the commencement of the Offering, the public offering price and the concessions may be changed.

     The Company has granted the Underwriters an option to purchase in the aggregate up to 300,000 additional shares of Common Stock solely to cover over-allotments, if any. The option may be exercised in whole or in part at any time within 30 days after the date of this Prospectus. To the extent the option is exercised, the Underwriters will be severally committed, subject to certain conditions, to purchase the additional shares of Common Stock in proportion to their respective purchase commitments as indicated in the preceding table.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and, where such indemnification is unavailable, to contribute to payments that the Underwriters may be required to make in respect of such liabilities.

     The executive officers, directors and stockholders of the Company have agreed that they will not offer, sell, contract to sell or grant an option to purchase or otherwise dispose of any shares of the Company's Common Stock, options to acquire shares of Common Stock or any securities exercisable for, or convertible into Common Stock owned by them, for a period of 180 days from the date of this Prospectus, without the prior written consent of the
Representative. The Company also has agreed not to offer, sell or issue any shares of Common Stock, options to acquire Common Stock or any securities exercisable for, or convertible into Common Stock, for a period of 180 days from the date of this Prospectus, without the prior written consent of the Representative, except that the Company may issue securities pursuant to the Company's stock option and incentive plans and upon the exercise of any outstanding options and warrants.

     Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price for the shares of Common Stock included in this Offering has been determined by negotiation among the Company and the Representative. Among the factors considered in determining such price were the history of and prospects for the Company's business and the industry in which it operates, an assessment of the Company's management, past and present revenues and earnings of the Company, the prospects for growth of the Company's revenues and earnings and currently prevailing conditions in the securities markets, including current market valuations of publicly traded companies which are comparable to the Company. There can be no assurance, however, that the prices at which the shares of Common Stock will sell in the public market after this Offering will not be lower than the price at which it is sold by the Underwriters.

     The Representative has advised the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

     Certain persons participating in the Offering may over allot or engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock, including entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid or effecting any purchase for the purpose of pegging, fixing or maintaining the price of the Common Stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the Offering. A penalty bid means an arrangement that permits the Underwriters to reclaim a selling concession from a syndicate member in connection with the Offering when the Common Stock sold by the syndicate member is purchased in syndicate covering transactions. Any of the transactions described above may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. Such stabilizing activities, if commenced, may be discontinued at any time.

     At the request of the Company, the Underwriters have reserved up to 5% of the shares of Common Stock offered hereby for sale to certain directors, officers, employees and certain other persons having business relationships with the Company, who have expressed an interest in purchasing shares of Common Stock in this Offering. The price for such reserved shares will be the initial public offering price. The number of shares available to the general public will be reduced to the extent such persons purchase the reserved shares. Any reserved shares that are not so purchased by such persons at the initial closing of this Offering will be sold by the Underwriters to the general public on the same terms and conditions as the other shares of Common Stock offered hereby.

     The Company has agreed to issue to the Representative, for consideration of $.001 per warrant, warrants (the Representative's Warrants) to purchase up to 200,000 shares of Common Stock at an exercise price per share equal to 110% of the initial public offering price. The Representative's Warrants are exercisable for a period of five years beginning one year from the effective date of the Company's registration statement, of which this Prospectus is a part. The holders of the Representative's Warrants will have no voting or other stockholder rights unless and until the Representative's Warrants are exercised. The Representative's Warrants may not be sold, transferred, assigned, pledged or hypothecated by any person, other than among the Underwriters and bona fide officers or partners of the Underwriters, for a period of one year following the effective date of the Company's registration statement, of which this Prospectus is a part. In addition, the Company has granted the holders of the Representative's Warrants certain rights to register the shares of Common Stock underlying the Representative's Warrants under the Securities Act.

     The Company has also agreed to pay the Representative a non-accountable expense allowance equal to 1% of the gross proceeds of the Offering for expenses incurred in connection therewith.

                                  LEGAL MATTERS

     Certain legal matters with respect to the validity of the Common Stock offered hereby will be passed upon for the Company by Gibbons, Del Deo, Dolan, Griffinger & Vecchione, a Professional Corporation, Newark,

New Jersey. Certain legal matters will be passed upon for the Underwriters by Venable, Baetjer and Howard, LLP, Baltimore, Maryland.

                                     EXPERTS

     The consolidated financial statements of the Company as of December 31, 1996 and 1997 and for each of the years in the three year period ended December 31, 1997, have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the Commission) a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement. For further information with respect to the Company and such Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as part of the Registration Statement. Statements contained in this Prospectus concerning the contents of any contract or any other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement. Each such statement is qualified in all respects by such reference to such exhibit. The Registration Statement, including exhibits and schedules thereto, as well as the reports and other information filed by the Company with the Commission, may be inspected without charge at the Public Reference Room of the Commission's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Electronic filings made through the Electronic Data Gathering Analysis and Retrieval System are also publicly available through the Commission's Web Site (http://www.sec.gov).

     The Company is not currently subject to the periodic reporting and informational requirements of the Securities Exchange Act of 1934, as amended (the Exchange Act). As a result of this Offering, the Company will be required to file reports and other information with the Commission pursuant to the requirements of the Exchange Act. Such reports and other information may be obtained from the Commission's Public Reference Section and copied at the public reference facilities and regional offices of the Commission referred to above. The Company intends to furnish holders of the Common Stock with annual reports containing financial statements audited by an independent public accounting firm.

                    Medi-Cen Management, Inc. and Affiliates
                   Index to Consolidated Financial Statements



                                                                 Page
Medi-Cen Management, Inc. and Affiliates

Report of Independent Public Accountants ........................F-2

Consolidated Balance Sheets:
  As of December 31, 1996 and 1997 ..............................F-3

Consolidated Statements of Operations:
  For the years ended December 31, 1995, 1996 and 1997 ..........F-4

Consolidated Statements of Stockholders' Equity:
  For the years ended December 31, 1995, 1996 and 1997 ..........F-5

Consolidated Statements of Cash Flow:
  For the years ended December 31, 1995, 1996 and 1997 ..........F-6

Notes to Consolidated Financial Statements ......................F-7

Yater Medical Group, P.C.

Report of Independent Public Accountants ........................F-20

Balance Sheet:
  As of December 31, 1996 .......................................F-21

Statements of Operations:
  For the years ended December 31, 1995, 1996 ...................F-22

Statement of Stockholders' Equity:
  For the years ended December 31, 1995, 1996 ...................F-23

Statement of Cash Flows:
  For the years ended December 31, 1995, 1996 ...................F-24

Notes to Financial Statements ...................................F-25

When the events referred to in Note 13 of the Notes to the Consolidated Financial Statements have been consummated, we will be in a position to render the following report.


                                   [signed] KPMG Peat Marwick LLP


INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Medi-Cen Management, Inc. and Affiliates:

We have audited the accompanying consolidated balance sheets of Medi-Cen Management, Inc. and Affiliates (the Company) as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Medi-Cen Management, Inc. and Affiliates as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1997 in conformity with generally accepted accounting principles.



McLean, Virginia

February 13, 1998, except as to Note 13
which is as of __________, 1998

MEDI-CEN MANAGEMENT, INC. AND AFFILIATES

Consolidated Balance Sheets

December 31, 1996 and 1997

                                                             1996       1997
                                                             ----       ----
ASSETS
Current assets:
     Cash.................................................. $ 18,647  $  648,069
     Patient accounts receivable, net of allowance for
       doubtful accounts of $129,313 and $715,468 in 1996
       and 1997, respectively..............................  493,076   2,729,205
     Accounts receivable--related parties (note 4).........  149,492     115,111
     Other current assets..................................   11,353      47,364
                                                            --------  ----------
Total current assets.......................................  672,568   3,539,749
                                                            --------  ----------
Furniture and equipment, net (note 5)......................  148,742     221,193
                                                            --------  ----------
Other assets
     Certificates of deposit (note 8)......................       --   1,125,000
     Due from related parties (note 4).....................       --   1,721,088
     Intangible assets, net (note 6).......................       --     389,940
     Deferred income taxes (note 9)........................   56,130     130,588
     Other.................................................    4,219      76,664
                                                            --------  ----------
Total other assets.........................................   60,349   3,443,280
                                                            --------  ----------
                                                            $881,659  $7,204,222
                                                            ========  ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable...................................... $ 24,709  $   42,558
     Accrued salaries and benefits.........................   13,091     383,534
     Other accrued expenses................................    5,744      76,203
     Income taxes payable..................................   10,595     304,673
     Deferred income taxes (note 9)........................       --     207,148
     Due to related parties (note 4).......................       --     135,000
     Current portion of long-term debt (note 7):
          Banks............................................   21,000     238,173
          Other............................................   48,231     221,973
                                                            --------  ----------
Total current liabilities..................................  123,370   1,609,262
                                                            --------  ----------
Long-term liabilities:
     Long-term debt (note 7):
          Banks............................................   80,500   3,307,086
          Other............................................  151,963     498,052
     Deferred revenue......................................  137,349     272,225
                                                            --------  ----------
Total long-term liabilities................................  369,812   4,077,363
                                                            --------  ----------
Total liabilities..........................................  493,182   5,686,625
                                                            --------  ----------
Stockholders' equity (note 10):
     Common stock, par value $0.0024, 10,000,000 shares
       authorized, 3,347,239 and 3,366,841 shares issued
       and outstanding in 1996 and 1997, respectively......    8,033       8,080
     Additional paid-in capital............................   82,577     570,002
     Retained earnings/partners' capital...................  297,867     939,515
                                                            --------  ----------
Total stockholders' equity.................................  388,477   1,517,597
                                                            --------  ----------
Commitments (note 8)....................................... $881,659  $7,204,222
                                                            ========  ==========
See accompanying notes to consolidated financial statements.

MEDI-CEN MANAGEMENT, INC. AND AFFILIATES

Consolidated Statements of Operations

Years ended December 31, 1995, 1996, and 1997

                                                            1995         1996         1997
                                                            ----         ----         ----
Net patient service revenue............................  $1,117,962   $1,078,343   $6,028,181
Fee revenue--related parties (note 4)..................      33,182      225,787      575,610
                                                         ----------   ----------   ----------
Total revenue..........................................   1,151,144    1,304,130    6,603,791
                                                         ----------   ----------   ----------
Operating expenses:
     Medical malls salaries, benefits and other costs..     567,535      596,520    2,133,064
     Medical malls management fee expenses (note 4)....          --           --    1,140,744
     Medical malls bad debt expense....................     133,094       86,786      912,799
     Fee related expenses..............................     124,028      200,870      413,503
     General and administrative expenses (note 4)......      37,735      111,246      841,532
     Depreciation and amortization.....................      20,083       30,559      117,591
                                                         ----------   ----------   ----------
Total expenses.........................................     882,475    1,025,981    5,559,233
                                                         ----------   ----------   ----------
Income from operations.................................     268,669      278,149    1,044,558
Other income (expense):
     Net interest expense..............................     (14,886)     (24,765)    (193,154)
     Gain on sale of equipment (note 4)................          --           --      424,499
                                                         ----------   ----------   ----------
Total other income (expense)...........................     (14,886)     (24,765)     231,345
                                                         ----------   ----------   ----------
Income before income taxes.............................     253,783      253,384    1,275,903
Provision (benefit) for income taxes (note 9)..........     (30,324)     (13,624)     229,340
                                                         ----------   ----------   ----------
Net income.............................................  $  284,107   $  267,008   $1,046,563
                                                         ==========   ==========   ==========
Earnings per common share..............................                            $      .31
                                                                                   ==========
Weighted average number of common shares outstanding...                             3,363,084
                                                                                   ==========

See accompanying notes to consolidated financial statements.

MEDI-CEN MANAGEMENT, INC. AND AFFILIATES

Consolidated Statements of Stockholders' Equity

Years ended December 31, 1995, 1996, and 1997

                                                                              RETAINED
                                                COMMON STOCK     ADDITIONAL   EARNINGS/
                                             ------------------    PAID-IN    PARTNERS'
                                              SHARES     AMOUNT    CAPITAL     CAPITAL       TOTAL
                                              ------     ------  ----------   ---------      -----
Balance, December 31, 1994................  3,430,880    $8,234   $     --   $  217,749   $  225,983
Issuance of common stock..................     40,000        96         --          (95)           1
Distributions to partners.................         --        --         --     (238,700)    (238,700)
Net income................................         --        --         --      284,107      284,107
                                            ---------    ------   --------   ----------   ----------
Balance, December 31, 1995................  3,470,880     8,330         --      263,061      271,391

Options issued in exchange for services...         --        --     48,054           --       48,054
Purchase of common shares.................   (137,785)     (331)       327           --           (4)
Stock issued in exchange for services.....     14,144        34     34,196           --       34,230
Dividends paid............................         --        --         --       (4,202)      (4,202)
Distributions to partners.................         --        --         --     (228,000)    (228,000)
Net income................................         --        --         --      267,008      267,008
                                            ---------    ------   --------   ----------   ----------
Balance, December 31, 1996................  3,347,239     8,033     82,577      297,867      388,477

Assumption of control of Yater............         --        --    400,000           --      400,000
Options issued in exchange for services...         --        --     40,032           --       40,032
Stock issued in exchange for services.....     19,602        47     47,393           --       47,440
Dividends paid............................         --        --         --     (259,415)    (259,415)
Contributions from partners...............         --        --         --       40,000       40,000
Distributions to partners.................         --        --         --     (185,500)    (185,500)
Net income................................         --        --         --    1,046,563    1,046,563
                                            ---------    ------   --------   ----------   ----------
Balance, December 31, 1997................  3,366,841    $8,080   $570,002   $  939,515   $1,517,597
                                            =========    ======   ========   ==========   ==========

See accompanying notes to consolidated financial statements.

MEDI-CEN MANAGEMENT, INC. AND AFFILIATES

Consolidated Statements of Cash Flows

Years ended December 31, 1995, 1996, and 1997

                                                                           1995        1996         1997
                                                                           ----        ----         ----
Cash flows from operating activities:
  Net income..........................................................  $ 284,107   $ 267,008   $ 1,046,563
  Adjustments to reconcile net income to net cash
    provided by (used in) operating activities:
      Depreciation and amortization...................................     20,083      30,559       117,591
      Provision (benefit) for deferred income taxes...................    (49,486)     (5,057)      (74,458)
      Provision for bad debt expense..................................    133,094      86,786       912,799
      Gain on sale of equipment.......................................         --          --      (424,499)
      Stock and options issued in exchange for services...............         --      82,284        87,472
      Payment of services with stock investment.......................         --          --        20,000
      Changes in operating assets and liabilities:
        Accounts receivable...........................................   (276,732)   (294,485)   (1,972,548)
        Other assets..................................................     (2,053)     (6,198)      (28,847)
        Income taxes payable..........................................     19,162      (8,567)      294,078
        Accounts payable..............................................     18,278       4,037      (178,306)
        Accrued salaries and benefits.................................       (164)     12,858       257,238
        Other accrued expenses........................................      3,637       1,643      (139,083)
        Deferred revenue..............................................    124,578      (7,229)      134,876
        Due from related parties......................................         --          --    (1,217,515)
                                                                        ---------   ---------   -----------
Cash provided by (used in) operating activities.......................    274,504     163,639    (1,164,639)
                                                                        ---------   ---------   -----------
Cash flows from investing activities:
  Purchase of furniture and equipment.................................    (11,056)       (639)         (812)
  Deposits returned...................................................     44,300          --            --
  Sale of equipment...................................................         --          --       483,810
  Loans to related parties............................................         --          --      (540,909)
  Repayments on loans to related parties..............................         --          --        37,336
  Purchase of certificates of deposit.................................         --          --    (1,125,000)
  Purchase of physician practice......................................         --          --       (30,000)
                                                                        ---------   ---------   -----------
Cash provided by (used in) investing activities.......................     33,244        (639)   (1,175,575)
                                                                        ---------   ---------   -----------
Cash flows from financing activities:
  Purchase of treasury stock..........................................         --          (4)           --
  Loan fees paid......................................................         --          --       (42,500)
  Borrowings on long-term debt........................................     40,000     145,000     5,781,825
  Dividends paid......................................................         --      (4,202)     (259,415)
  Payments on long-term debt..........................................    (34,234)   (135,565)   (2,459,774)
  Proceeds from issuance of common stock..............................          1          --            --
  Distributions to partners...........................................   (238,700)   (228,000)     (185,500)
  Due to related parties..............................................         --          --       135,000
                                                                        ---------   ---------   -----------
Cash provided by (used in) financing activities.......................   (232,933)   (222,771)    2,969,636
                                                                        ---------   ---------   -----------
Net increase (decrease) in cash.......................................     74,815     (59,771)      629,422
Cash, beginning of year...............................................      3,603      78,418        18,647
                                                                        ---------   ---------   -----------
Cash, end of year.....................................................  $  78,418   $  18,647   $   648,069
                                                                        =========   =========   ===========
Supplemental disclosure of cash flow information:
  Cash paid during the year for:
    Interest..........................................................  $  16,534   $  25,803   $   216,063
    Income taxes......................................................      1,415      12,950         9,720
                                                                        =========   =========   ===========
Supplemental schedule of noncash investing and financing activities:
  Assets acquired under capital lease.................................  $  72,937   $  74,223   $    90,783
  Payment of note with stock investment...............................         --          --        20,000
  Capital contributed through stock investment........................         --          --        40,000
  Assumption of control of Yater:
    Assets acquired...................................................         --          --     1,679,156
    Liabilities assumed...............................................         --          --     1,279,156
    Net assets acquired...............................................         --          --       400,000
                                                                        =========   =========   ===========

See accompanying notes to consolidated financial statements.

MEDI-CEN MANAGEMENT, INC. AND AFFILIATES
Notes to Consolidated Financial Statements
December 31, 1995, 1996, and 1997
--------------------------------------------------------------------------------

(1)  DESCRIPTION OF BUSINESS

     Medi-Cen Management, Inc. and Affiliates (the Company), incorporated in 1994 in Maryland, provides or arranges for the provision of management services to medical practices and develops low-cost physician driven provider networks and medical mall facilities. The Company has developed three medical mall facilities in the Washington metropolitan area, each providing medical services ranging from general family practice to selected specialties. Through the medical mall facilities, the Company enables health care providers and payors to offer patients high-quality medical services on a cost-effective basis. Additional physician management services provided by the Company include marketing, health care payor contracting and financial and administrative management. The Company currently manages a network of 57 licensed health care providers that treat over 100,000 active patients. The Company's current customers are primarily affiliates (see note 4). The Company intends to rapidly expand the medical mall concept throughout the Washington-Baltimore metropolitan area and throughout the mid-Atlantic region to take advantage of market opportunities. The Company operates in a highly competitive market and is subject to the risk that it will be unable to identify and recruit suitable physicians on satisfactory terms to support continued growth.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Presentation

     The consolidated financial statements have been prepared on the accrual basis of accounting and include the accounts of the Company and two entities under common control, Yater Medical Group, P.C. (Yater) and Medi-Cen Physician Services, LLP (MPS).

     The Company, notwithstanding the lack of majority ownership of the stock of Yater and MPS, has sufficient control over the operations of such entities so that consolidation of Yater and MPS is required to present fairly the financial position and results of operations of the Company because of control by means other than ownership of stock. Control by the Company is other than temporary because on December 31, 1997, the Company entered into ownership transfer restriction agreements with the shareholders of Yater and partners of MPS. These agreements restrict the sale of the ownership interests and provide for the transfer of the ownership interests to a Company-designated transferee. No consideration is required upon such involuntary transfer of the Yater shares. The MPS partnership interest transfer restriction agreement provides for a payment from the Company to the estate of the partners upon the partners death at a mutually agreed-upon fair value at time of death. These transfer restriction agreements provide the Company sole authority over ownership of the practices, subject to permissible shareholders restrictions under applicable state law.

     Steven Macedo and his wife are the sole partners of MPS. Yater was purchased by Steven Macedo and his wife on January 17, 1997. The Company is owned 90% by Steven Macedo and his brother, Michael Macedo. Due to the presence of this common control by the Macedos, in conjunction with the ownership transfer restriction agreements effective December 31, 1997, and the management services agreements effective January 1, 1997, MPS has been consolidated with the accounts of the Company for all periods presented. Yater has been consolidated with these two entities for the period ending December 31, 1997, the period when common control was established. The consolidation of these entities has been accounted for on a historical cost basis (see note 3). All intercompany accounts and transactions have been eliminated in the consolidation.

                                                                     (Continued)

MEDI-CEN MANAGEMENT, INC. AND AFFILIATES
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

(2)  CONTINUED

     Net Patient Service Revenue

     Net patient service revenue is reported at the estimated net realizable amounts from patients, third-party payors, and others for services rendered. The Company has numerous agreements under managed care arrangements to provide physician services based on negotiated fee schedules. Services under these agreements are recorded as revenue when provided. No contracts with third party payors or individual managed care agreements are material to the Company.

     Fee Revenue--Related Parties

     The Company enters into contracts with all of its customers to provide medical information services. The Company earns an ongoing fee based on a fixed percentage of total charges billed by the Company on behalf of the medical practice. These contracts have 20-year terms and can only be terminated for cause as outlined in the agreement. Certain of these contracts provide for a one-time initial management fee of $150,000 for the start-up and initial establishment of the administrative services related to the medical information services to be provided. This fee is included in deferred revenue and is being amortized into income over the term of the contract.

     Furniture and Equipment

     Furniture and equipment is stated at cost. Capitalized leased assets are stated at the lower of the present value of the future minimum lease payments or fair market value at the inception of the lease. Expenditures for maintenance and repairs which do not materially extend the useful lives of the equipment are expensed as incurred.

     Provisions  for   depreciation   and   amortization  are  provided  on  the
     straight-line basis over estimated useful lives, or the term of the lease, if shorter, generally ranging from three to ten years.

     Income Taxes

     Income taxes are accounted for in accordance with Financial Accounting Standards Board Statement No. 109 (Statement 109). Under the asset and liability method of Statement 109, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

     A provision for income taxes has not been provided for MPS, since any tax benefit or liability is the responsibility of the individual partners. A provision has also not been provided for Yater. Yater, with the consent of its stockholders, elected to have its income taxed as an S corporation under Section 1362 of the Internal Revenue Code effective January 1, 1997. This section provides that, in lieu of corporation income taxes, the shareholders report their proportionate share of the taxable income or loss on their individual income tax returns. However, a deferred tax liability for Yater has been presented in accordance with Statement 109 for an unrealized built-in gain as a result of Yater converting from a C corporation to an S corporation on January 1, 1997.

     Earnings Per Share

     The Company adopted Statement 128, Earnings Per Share, in 1997. Earnings per share are computed by dividing net income by the weighted average number of common shares outstanding. Common stock options do not have a dilutive effect under the treasury stock method and are not included in this calculation.
                                                                     (Continued)

MEDI-CEN MANAGEMENT, INC. AND AFFILIATES
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

(2)  CONTINUED

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also effect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     Fair Value of Financial Instruments

     The carrying amounts of the Company's financial instruments, as reflected in the accompanying consolidated balance sheets, approximate fair value. Financial instruments consist of cash, accounts receivable, certificates of deposit, due from/to related parties, accounts payable, accrued expenses, and long term debt.

     Stock Option Plan

     The Company accounts for its stock option plan in accordance with Statement 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, Statement 123 allows entities to continue to apply the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants as if the fair-value-based method defined in Statement 123 had been applied. Under APB Opinion No. 25, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of Statement 123 for employee stock option grants. Non-employee stock option grants are recorded in accordance with the provisions of Statement 123.

     Intangible Assets

     Intangible assets consist primarily of patient lists which were acquired in the acquisition of Yater and are being amortized on a straight-line basis over the estimated useful life of 20 years.

     On January 1, 1996, the Company adopted Statement 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. Under Statement 121, intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If this review indicates that the carrying amount of the asset may not be recoverable, as determined based on the undiscounted cash flows of the operations acquired over the remaining amortization period, the carrying value of the asset is reduced to fair value. Management has determined that long-lived assets are fairly stated in the accompanying consolidated balance sheets, and that no indicators of impairment are present.

(3)  BUSINESS COMBINATIONS

     The Company entered into ownership transfer restriction agreements with the shareholders of Yater and partners of MPS effective December 31, 1997. As more fully described in note 2, these agreements give the Company a controlling financial interest over the operations of Yater and MPS. The Company and MPS were under common control for all periods presented. Yater was under common control for 1997 only. Because of the presence of this common control, the consolidation of these entities in the accompanying financial statements is accounted for in a manner similar to a pooling of interests.

                                                                     (Continued)

MEDI-CEN MANAGEMENT, INC. AND AFFILIATES
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

(3)  CONTINUED

     The results of operations previously reported by the separate entities and the combined amounts presented in the accompanying consolidated financial statements are as follows:
                                               1995         1996         1997
                                               ----         ----         ----
     Total revenue:
          MPS............................   $1,117,962   $1,078,343   $1,819,626
          Yater..........................           --           --    4,208,555
          MMI............................       97,946      311,829    1,467,360
                                            ----------   ----------   ----------
                                             1,215,908    1,390,172    7,495,541
     Intercompany eliminations...........       64,764       86,042      891,750
                                            ----------   ----------   ----------
     Combined after eliminations.........    1,151,144    1,304,130    6,603,791
                                            ----------   ----------   ----------
     Net income (loss):
          MPS............................      329,206      291,518       33,841
          Yater..........................           --           --      632,531
          MMI............................      (45,099)     (24,510)     380,191
                                            ----------   ----------   ----------
     Combined............................   $  284,107   $  267,008   $1,046,563
                                            ==========   ==========   ==========

    Transactions eliminated upon consolidation included management and billing fees between MMI, MPS and Yater.

(4)  RELATED-PARTY TRANSACTIONS

     Fee Revenue

     The Company earns substantially all its fee revenue from a related company, Medi-Cen, Corp. of Maryland (MOM). The chief executive officer and board chairman of MOM is Steven Macedo. Steven Macedo is also the chief executive officer and board chairman of Medi-Cen Corporation of America (MCA), which is the franchiser of the Medi-Cen name and philosophy of medical management. The franchise agreement requires MOM to contract with the Company for its medical information services. Steven and Michael Macedo own approximately 20% of the stock of MOM, and 22% of the stock of MCA.

     The Company's remaining fee revenue, totaling $62,888 and $81,332 for the years ended December 31, 1996 and 1997, respectively, was earned from a physician practice owned by an officer of the Company. In addition, during 1996 the Company earned $141,038 from Yater, prior to the date it was acquired by Steven Macedo.

     Accounts receivable related to these fees was $149,492 and $115,111 at December 31, 1996 and 1997, respectively.

     Medical Malls Management Fee Expense

     During 1997, both Yater and MPS entered into management agreements with MOM. Under these agreements, MOM provides operational services, including facilities, equipment, nonprofessional staff, and billing and collecting services, for a fee equal to 43.25% of cash collections of the physician practices. Expenses are accrued as cash is collected. These agreements may be terminated by either party with 90 days notice with MOM having no claim to uncollected revenue.

                                                                     (Continued)

MEDI-CEN MANAGEMENT, INC. AND AFFILIATES
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

(4)  CONTINUED

     Due From Related Parties

     Both Yater and MPS prepaid management fees to MOM during 1997. Amounts outstanding of $1,217,515 are included in due from related parties in the accompanying consolidated balance sheets at December 31, 1997. These fees are to be repaid out of certain cash collections as agreed to by the parties. Interest is earned on the outstanding balance at prime plus .5%.

     MPS has a loan receivable from an employee with an outstanding balance of $103,573 at December 31, 1997. This loan is being repaid out of certain cash collections from billings of this employee physician. This loan is fully collateralized by certain accounts receivable of the employee as well as the employee's personal residence.

     Steven Macedo owes Yater $400,000 in connection with the purchase of Yater. This unsecured loan will be repaid beginning in 1999. Interest is earned on the outstanding balance at prime plus .5%.

     Due to Related Parties

     The Company owes Steven and Michael Macedo a total of $135,000 at December 31, 1997 for short term cash advances. These advances are expected to be repaid in 1998 with interest at prime plus .5% out of the proceeds of the anticipated initial public offering.

     Gain on Sale of Equipment

     Both Yater and MPS sold certain equipment with a net book value of $59,311 to MOM during 1997. Cash proceeds from these sales totaled $483,810, which approximated the fair value of the equipment.

     Consulting Expenses

     Both Yater and MPS have entered into agreements with Michael Macedo in 1997 to provide business development consulting services. These contracts are for 5 years and have fixed payments due totaling $1,455,000 over the remaining term of the agreements. Total consulting expenses incurred under these agreements were $317,500 in 1997 and are included in general and administrative expenses in the accompanying consolidated statements of operations.

(5)  FURNITURE AND EQUIPMENT

     Furniture and equipment at December 31, 1996 and 1997, consisted of the following:
                                                             1996        1997
                                                             ----        ----
     Computer equipment and software....................  $ 186,369   $ 277,151
     Furniture and office equipment.....................     64,245     119,205
                                                          ---------   ---------
                                                            250,614     396,356
     Less accumulated depreciation and amortization.....   (101,872)   (175,163)
                                                          ---------   ---------
     Furniture and equipment, net.......................  $ 148,742   $ 221,193
                                                          =========   =========

                                                                     (Continued)
                                      F-11

MEDI-CEN MANAGEMENT, INC. AND AFFILIATES
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

(6)  INTANGIBLE ASSETS

     Intangible assets are summarized as follows:

                                                              1996       1997
                                                              ----       ----
     Patient lists........................................   $   --    $419,411
     Less accumulated amortization........................       --     (29,471)
                                                             ------    --------
     Intangible assets, net...............................   $   --    $389,940
                                                             ======    ========

    Substantially all of the intangible assets of the Company were intangible assets of Yater which were acquired through the business combination with Yater (see note 3).

                                                                     (Continued)
                                      F-12

MEDI-CEN MANAGEMENT, INC. AND AFFILIATES
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

(7)  LONG-TERM DEBT

     Long-term debt consists of the following at December 31:

                                                            1996        1997
                                                            ----        ----
     Note and line of credit payable to a bank, interest
       only due monthly on the term loan of $3,000,000
       until February 1, 1999 when monthly principal
       payments of $50,000 are also due; line of credit
       is available in the maximum amount of $1,500,000
       to fund the acquisition of new medical practices,
       $174,644 has been drawn as of December 31, 1997,
       interest only due monthly until February 1, 1999
       when principal payments become payable over
       60 months. Yater and MPS are co-borrowers on
       these obligations which bear interest at prime
       plus .5% (9% at December 31, 1997), are due on
       January 1, 2004, are secured by all assets of Yater
       and MPS as well as certain other collateral defined
       in the agreement, and are guaranteed by Steven
       Macedo and his wife. Steven Macedo's parents have
       also guaranteed up to $1,500,000 of this debt.
       Yater and MPS are subject to certain financial
       and other covenants as outlined in the agreements
       dated December 31, 1997 .......................... $     --   $3,174,644

     Three notes payable to two banks, monthly principal
       payments of $1,750 plus interest at prime plus 1%
       on one of the notes, due October 1, 2001, and
       monthly principal and interest payments of $2,017
       with interest at 9.5% on the second note, due
       May 28, 2002. The third note requires monthly
       interest payments at prime plus 1.5% with the
       principal of $199,750 due on May 28, 1998. The
       assets of MMI, excluding the certificates
       of deposit, secure these notes. The notes are
       guaranteed by Steven and Michael Macedo...........  101,500      370,615

     Various notes payable to former owners of Yater;
       total monthly principal and interest payments
       of $10,000 with interest at 8%; due July 1, 2002;
       secured by the assets of Yater, subordinated to the
       note and line of credit above.....................       --      529,808

     Various capital lease obligations, primarily for
       computer equipment; monthly payments totaling
       $6,626 at December 31, 1997 with interest ranging
       from 11.9% to 18%; due at varying dates from
       November 26, 1999 to August 2002; guaranteed by
       Michael Macedo.  Cost recorded for the equipment
       is $144,585 and $232,907 with accumulated
       amortization of $19,854 and $58,338 at December 31,
       1996 and 1997, respectively.......................  130,861      180,217

    Other long-term debt.................................   69,333       10,000
                                                          --------   ----------
                                                           301,694    4,265,284
    Less current portion.................................  (69,231)    (460,146)
                                                          --------   ----------
                                                          $232,463   $3,805,138
                                                          ========   ==========

     Maturities of long-term debt are as follows:

          1998...............................................    $  460,146
          1999...............................................       819,057
          2000...............................................       804,591
          2001...............................................       800,712
          2002...............................................       702,997
          Thereafter.........................................       677,781
                                                                 ----------
                                                                 $4,265,284
                                                                 ==========

MEDI-CEN MANAGEMENT, INC. AND AFFILIATES
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

(8)  COMMITMENTS

     Operating Leases

     The Company has entered into a lease for new office space expected to be occupied by April 1998. The lease is for five years with annual rent increases as specified in the lease. The lease may be extended for three additional terms of five years each. This lease will replace the current office lease with the same landlord which will automatically terminate when the Company moves into its new space.

     Yater and MPS have entered into various operating lease agreements for clinic space and office equipment. All lease payments for MPS and Yater are being paid by MOM as part of the management services agreement described in note 4. The leases  have not been  assigned  to or assumed by MOM,  and are included below under physician practices lease commitments. If the management services agreement were to terminate, the Company would resume payments on these leases.

     Future minimum lease payments under these noncancelable operating leases, including equipment leases, are as follows:

                                                                  PHYSICIAN
                                                      COMPANY     PRACTICES
                                                      -------     ---------
          1998....................................   $ 58,475    $  606,559
          1999....................................     69,643       362,092
          2000....................................     74,634       277,405
          2001....................................     62,664       277,528
          2002....................................     63,642        97,925
          Thereafter..............................     21,420            --
                                                     --------    ----------
                                                     $350,478    $1,621,509
                                                     ========    ==========

     Total rent expense under all operating leases, including various equipment leases, was $76,005, $74,344, and $89,452 for the years ended December 31, 1995, 1996, and 1997, respectively.

     Affiliate Debt

     The Company has collateralized debt of MOM with certificates of deposit totaling $1,125,000 as of December 31, 1997. The Company has also guaranteed up to $90,000 of this debt.

                                                                     (Continued)

MEDI-CEN MANAGEMENT, INC. AND AFFILIATES
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

(9)  INCOME TAX EXPENSE

     Income tax expense (benefit) for the years ended December 31, 1995, 1996, and 1997 consists of the following:

                                                 1995         1996       1997
                                                 ----         ----       ----
     Current:
       Federal..............................   $ 15,689    $ (7,098)   $248,734
       State................................      3,473      (1,469)     55,064
                                               --------    --------    --------
                                                 19,162      (8,567)    303,798
                                               --------    --------    --------
     Deferred:
       Federal..............................    (40,319)     (4,457)    (65,638)
       State................................     (9,167)       (600)     (8,820)
                                               --------    --------    --------
                                                (49,486)     (5,057)    (74,458)
                                               --------    --------    --------
     Total..................................   $(30,324)   $(13,624)   $229,340
                                               ========    ========    ========

     Total income tax expense differed from the amount computed by applying the U.S. federal income tax rate of 34% for the years ended December 31, 1995, 1996, and 1997 to income before income taxes as a result of the following:

                                                                      1995        1996        1997
                                                                      ----        ----        ----
     Computed "expected" tax expense............................   $  86,286   $  86,150   $ 433,807
     Increase (decrease) in income taxes resulting from:
       State income taxes, net of federal income tax benefit....      11,725       11,705     58,945
       Income (loss) not taxed at corporate level...............    (128,335)    (112,403)  (265,816)
       Other....................................................          --         924       2,404
                                                                   ---------   ---------   ---------
     Total income tax expense...................................   $ (30,324)  $ (13,624)  $ 229,340
                                                                   =========   =========   =========

     The significant components of the deferred tax benefit for the years ended December 31, 1995, 1996, and 1997 are as follows:

                                                                      1995        1996         1997
                                                                      ----        ----         ----
     Deferred revenue...........................................   $ (56,385)  $   2,819  $  (52,602)
     Book depreciation in excess of tax depreciation............       5,312      10,865       4,333
     Net operating loss.........................................       1,587          --          --
     Stock compensation.........................................          --     (18,741)    (26,189)
                                                                   ---------   ---------   ---------
     Total deferred tax benefit.................................   $ (49,486)  $  (5,057)  $ (74,458)
                                                                   =========   =========   =========

                                                                     (Continued)

MEDI-CEN MANAGEMENT, INC. AND AFFILIATES
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

(9)  CONTINUED

     The tax effects of temporary differences that give rise to significant portions of the deferred tax asset (liability) are presented below:

                                                              1996       1997
                                                              ----       ----
     Deferred tax assets:
       Stock compensation.................................  $18,741    $ 44,930
       Deferred revenue...................................   53,566     106,168
                                                            -------    --------
     Total deferred tax assets............................   72,307     151,098
                                                            -------    --------
     Deferred tax liabilities:
       Unrealized built-in gain...........................       --     207,148
       Property and equipment, principally
         differences in depreciation......................   16,177      20,510
                                                            -------    --------
     Total deferred tax liabilities.......................   16,177     227,658
                                                            -------    --------
     Net noncurrent deferred tax assets...................   56,130     130,588
                                                            -------    --------
     Net current deferred tax liability...................  $    --    $207,148
                                                            =======    ========

(10) STOCKHOLDERS' EQUITY

     Common Stock

     The Company was originally capitalized through the issuance of 83 shares of common stock for $1 each, at a par value of $.01. After 1 additional share was issued in 1995, the Board of Directors approved a 10,000 for 1 stock split in July 1995. All share and per share amounts in the accompanying consolidated financial statements have been retroactively adjusted to reflect the stock split (see also note 13).

     Dividends

     During 1996 and 1997, dividends of $0.0012 per share and $0.05 per share, respectively, were paid to shareholders of the Company. In addition, during 1997, dividends totaling $73,000 were paid to the shareholders of Yater.

     Stock Issued for Services Rendered

     Common stock issued to employees and consultants in recognition of services rendered totaled 14,144 and 19,602 shares during the years ended December 31, 1996 and 1997, respectively, at a fair value of $34,230 and $47,440, respectively.

     Stock Option Plan

     Options to purchase common stock under the Company's stock option plan are granted to employees at prices which are at or exceed fair market value as determined by the Board of Directors. The options vest either immediately or when certain objectives are met. The expiration dates of options are determined by the Company's Board of Directors and are generally 5 years after issuance.

                                                                     (Continued)

MEDI-CEN MANAGEMENT, INC. AND AFFILIATES
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

(10) CONTINUED

     The Company applies APB Opinion No. 25 in accounting for its stock option plan for options granted to employees and accordingly, no compensation expense has been recognized in the financial statements. Had the Company determined compensation expense based on the fair value at the grant date for its stock options under Statement 123, the Company's net income would have been reduced to the pro forma amounts indicated below (no options granted prior to 1996):

                                                      1996         1997
     Net income:
       As reported...............................   $267,008    $1,046,563
       Pro forma.................................    172,659     1,011,990
     Earnings per common share:
       As reported...............................               $      .31
       Pro forma.................................                      .30
                                                    ========    ==========

     The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions generally used for grants in 1996 and 1997, respectively: dividend yield of .1 and 2.4%, expected volatility of 28.8 and 62.0%, risk free interest rate of 6.2 and 6.25%, and expected lives of 5 and 3 years.

     A summary of the status of the Company's stock options as of December 31, 1996 and 1997, and changes during the years ended on those dates is presented below:
                                                    1996              1997
                                              ----------------  ----------------
                                                     WEIGHTED-         WEIGHTED-
                                                       AVERAGE           AVERAGE
                                                      EXERCISE          EXERCISE
                                               SHARES   PRICE    SHARES   PRICE
                                               ------   -----    ------   -----
     Outstanding at beginning of year........      --   $  --   491,708   $2.42
         Granted............................. 491,708    2.42    84,706    6.43
                                              -------   -----   -------   -----
     Outstanding at end of year.............. 491,708    2.42   576,414    3.00
                                              -------   -----   -------   -----
     Options exercisable at year-end......... 179,329    2.42   256,712    3.17
                                              -------   -----   -------   -----
     Weighted-average fair value of options
       granted during the year:
         Exercise price equals market value..           $3.54             $4.48
         Exercise price exceeds market value.           $  --             $2.76
                                              =======   =====   =======   =====

     At December 31, 1997, after giving effect to the planned change in the Company's capital structure as described in note 13, 524,764 outstanding options under the Company's stock option plan have an exercise price of $2.42 and 45,824 have an exercise price of $10.00. Of the exercisable options, 227,623 have an exercise price of $2.42 and 29,089 have an exercise price of $10.00. The weighted-average remaining contractual life of the outstanding and exercisable options is approximately 7 years for the $10.00 options and 5 years for the $10.00 options.

     Options outstanding and exercisable at December 31, 1996 and 1997, issued to non-employees, totaled 73,000 and 114,353, respectively, with an exercise price of $2.42. Compensation expense recognized in 1996 and 1997 for compensation awards to consultants was $48,054

                                                                     (Continued)
                                      F-17

MEDI-CEN MANAGEMENT, INC. AND AFFILIATES
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

(10) CONTINUED

     and $40,032, respectively, based on 73,000 and 41,353 options issued, with a weighted average value per option of $2.72 and $4.00, respectively.

(11) CONCENTRATION OF CREDIT RISK

     The Company grants credit to its customers, primarily affiliates, without collateral. These receivables are generally considered collectible by the Company.

     MPS and Yater grant credit without collateral to all its patients, most of whom are local residents and are insured under third-party payor agreements. Appropriate allowances have been made on those receivables that are considered uncollectible. A breakdown of the percentage of gross patient accounts receivable as of December 31 by type of payor follows:

                                                                  1996     1997
                                                                  ----     ----
     Medicare.................................................     20%      11%
     Blue Cross Blue Shield (all plans).......................     17       17
     Self-pay.................................................     18       33
     Other (none more than 10%)...............................     45       39
                                                                  ---      ---
                                                                  100%     100%
                                                                  ===      ===
(12) PROFESSIONAL AND GENERAL LIABILITY INSURANCE

     MPS and Yater maintain professional and general liability insurance to cover medical malpractice claims. Management is not aware of any claims against the Company.

(13) SUBSEQUENT EVENTS

     Modifications to Capital Structure

     On March 11, 1998 the Company's Board of Directors authorized the filing of a Registration Statement on Form S-1 in connection with a planned initial public offering of the Company's stock. The Company intends to effect a stock split of the Company's common stock and options issued and outstanding in the amount of 4.132 shares for every one share outstanding as of the effective date of the transaction. The Company's Board of Directors also approved an increase in the number of authorized shares to 10,000,000 with a par value of $0.0024. All share, option and per share information in the accompanying consolidated financial statements have been retroactively adjusted to give effect to the planned modification to the Company's capital structure.

     The Board of Directors granted 900,000 stock options to each of Steven and Michael Macedo under the employee stock option plan.

(14) NEW FINANCIAL ACCOUNTING STANDARDS

     Physician Practice Management Companies

     In November 1997, the Emerging Issues Task Force of the Financial Accounting Standards Board reached a consensus on issue 97-2. All changes that would be required under this consensus have been reflected in the accompanying consolidated financial statements.

     Statement 130

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income. Statement 130 establishes standards for the required reporting and display of comprehensive income and its components in equal prominence with other

                                                                     (Continued)
                                      F-18

MEDI-CEN MANAGEMENT, INC. AND AFFILIATES
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

(14) CONTINUED

     financial statements. Statement 130 was issued to address concerns over the practice of reporting elements of comprehensive income directly in equity.

     Statement 130 is effective for both interim and annual periods beginning after December 15, 1997. Comparative financial statements provided for earlier periods are required to be reclassified to reflect the provisions of this Statement. It is not anticipated that Statement 130 will have any material effect on current or prior period financial statement displays presented by the Company.

     Statement 131

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information. Statement 131 establishes standards for the way public business enterprises are to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers.

     Statement 131 is effective for financial statements for periods beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated, unless it is impracticable to do so. Statement 131 need not be applied to interim financial statements in the initial year of its application, but comparative information for interim periods in the initial year of application shall be reported in financial statements for interim periods in the second year of application. It is not anticipated that Statement 131 will have any material effect on current or prior period disclosures presented by the Company.

INDEPENDENT AUDITORS' REPORT



The Board of Directors and Stockholders
Yater Medical Group, P.C.:


We have audited the accompanying balance sheet of Yater Medical Group, P.C. (the Company) as of December 31, 1996, and the related statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1995 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Yater Medical Group, P.C. as of December 31, 1996, and the results of its operations and its cash flows for the years ended December 31, 1995 and 1996 in conformity with generally accepted accounting principles.



McLean, Virginia
February 6, 1998

YATER MEDICAL GROUP, P.C.

Balance Sheet
December 31, 1996
--------------------------------------------------------------------------------

ASSETS
Current assets:
  Cash.............................................................  $    2,348
  Accounts receivable, net of allowance for doubtful
    accounts of $330,757...........................................   1,142,001
  Prepaid expenses and other assets................................      14,509
                                                                     ----------
Total current assets...............................................   1,158,858
                                                                     ----------
Furniture and equipment............................................   1,267,672
Less accumulated depreciation......................................  (1,139,385)
                                                                     ----------
Furniture and equipment, net.......................................     128,287
Deposits...........................................................       2,600
                                                                     ----------
                                                                     $1,289,745
                                                                     ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.................................................  $  196,155
  Accrued expenses (note 3)........................................     305,096
  Deferred income taxes (note 5)...................................     204,267
  Due to former partners (note 6)..................................      77,572
                                                                     ----------
Total liabilities..................................................     783,090
                                                                     ----------
Stockholders equity (note 6):
  Preferred stock, no par value, 10,000 shares authorized,
    4,000 shares issued and outstanding............................      73,303
  Common stock, par value $1.00, 40,000 shares authorized,
    4,000 shares issued and outstanding............................       4,000
  Additional paid-in capital.......................................     848,513
  Accumulated deficit..............................................    (419,161)
                                                                     ----------
Total stockholders' equity.........................................     506,655
                                                                     ----------
Commitments (note 4)...............................................  $1,289,745
                                                                     ==========

See accompanying notes to financial statements.

YATER MEDICAL GROUP, P.C.

Statements of Operations
Years ended December 31, 1995 and 1996
--------------------------------------------------------------------------------

                                                            1995         1996
                                                            ----         ----
Net patient service revenues..........................   $5,778,452   4,765,699
Expenses:
  Clinic salaries and benefits........................    3,186,932   2,718,350
  Clinic rent and lease expenses......................      392,935     392,400
  Clinic pharmaceuticals and supplies.................      657,671     552,921
  Other clinic costs..................................      811,327     799,658
  Bad debt expense....................................      409,141     501,474
  Depreciation........................................       67,067      40,518
                                                         ----------   ---------
Total expenses........................................    5,525,073   5,005,321
                                                         ----------   ---------
Net income (loss) before income taxes.................      253,379    (239,622)
Income tax expense (benefit) (note 5).................      296,892     (92,625)
                                                         ----------   ---------
Net loss..............................................   $  (43,513)   (146,997)
                                                         ==========    ========

See accompanying notes to financial statements.

YATER MEDICAL GROUP, P.C.

Statements of Stockholders' Equity
Years ended December 31, 1995 and 1996
--------------------------------------------------------------------------------

                                                   PREFERRED STOCK   COMMON STOCK    ADDITIONAL
                                      PARTNERS'   ----------------  ---------------    PAID-IN   ACCUMULATED
                                       CAPITAL    SHARES    AMOUNT  SHARES   AMOUNT    CAPITAL     DEFICIT      TOTAL
                                       -------    ------    ------  ------   ------    -------     -------      -----
Balance, December 31, 1994.........  $1,583,629       --   $    --      --   $   --         --          --    1,583,629
Distributions to partners..........    (886,464)      --        --      --       --         --          --     (886,464)
Net income (loss)..................     228,651       --        --      --       --         --    (272,164)     (43,513)
Transfer of remaining partners'
  capital to the corporation.......    (925,816)   4,000    73,303   4,000    4,000    848,513          --           --
                                     ----------    -----   -------   -----   ------    -------    --------    ---------
Balance, December 31, 1995.........          --    4,000    73,303   4,000    4,000    848,513    (272,164)     653,652
Net loss...........................          --       --        --      --       --         --    (146,997)    (146,997)
                                     ----------    -----   -------   -----   ------    -------    --------    ---------
Balance, December 31, 1996.........  $       --    4,000   $73,303   4,000   $4,000    848,513    (419,161)     506,655
                                     ==========    =====   =======   =====   ======    =======    ========    =========

See accompanying notes to financial statements.

YATER MEDICAL GROUP, P.C.

Statements of Cash Flows
Years ended December 31, 1995 and 1996
--------------------------------------------------------------------------------

                                                                            1995       1996
                                                                            ----       ----
Cash flows from operating activities:
  Net loss.............................................................  $ (43,513)  (146,997)
  Adjustments to reconcile net loss to net cash
    provided by (used in) operating activities:
      Depreciation.....................................................     67,067     40,518
      Provision (benefit) for deferred income taxes....................    296,892    (92,625)
      Provision for bad debt expense...................................    409,141    501,474
      Changes in operating assets and liabilities:
        Accounts receivable............................................   (290,628)  (690,599)
        Prepaid expenses and other assets..............................     15,534      5,500
        Accounts payable...............................................      4,909    125,953
        Accrued expenses...............................................      2,846    220,167
                                                                         ---------   --------
Cash provided by (used in) operating activities........................    462,248    (36,609)
                                                                         ---------   --------
Cash flows used in investing activities--purchase of
  fixed assets.........................................................         --     (2,589)
                                                                         ---------   --------
Cash flows used in financing activities--distributions
  to partners..........................................................   (808,892)        --
                                                                         ---------   --------
Net decrease in cash...................................................   (346,644)   (39,198)
Cash, beginning of year................................................    388,190     41,546
                                                                         ---------   --------
Cash, end of year......................................................  $  41,546      2,348
                                                                         =========   ========
Supplemental disclosure of noncash investing and financing activities:
  Conversion of the partnership into a corporation:
    Issuance of common stock for partnership interests.................  $   4,000         --
    Issuance of preferred stock for partnership interests..............     73,303         --
    Conversion of remaining partnership interests into additional
      paid-in capital..................................................    848,513         --
    Issuance of notes payable for withdrawing partner interests........     77,572         --
                                                                         =========   ========

See accompanying notes to financial statements.

YATER MEDICAL GROUP, P.C.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1995 AND 1996
--------------------------------------------------------------------------------

(1)  DESCRIPTION OF BUSINESS

     YaterMedical Group, P.C., (the Company) was originally organized as a general partnership in the District of Columbia. The Company was reorganized into a professional corporation effective October 1, 1995. The Company provides specialty physician services to its patients.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Net Patient Service Revenue

     Net patient service revenue is reported at the estimated net realizable amounts from patients, third-party payors, and others for services rendered. The Company has numerous agreements under managed care arrangements to provide physician services based on negotiated fee schedules. Services under these agreements are recorded as revenue when provided. No contracts with third-party payors or individual managed care agreements are material to the Company.

     Furniture and Equipment

     Furniture and equipment is stated at cost. Expenditures for maintenance and repairs which do not materially extend the useful lives of the equipment are expensed as incurred.

     Depreciation is provided on the straight-line basis over estimated useful lives generally ranging from three to ten years.

     Income Taxes

     Income taxes are accounted for in accordance with Financial Accounting Standards Board Statement No. 109 (Statement 109). Under the asset and liability method of Statement 109, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also effect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     Fair Value of Financial Instruments

     The carrying amounts of the Company's financial instruments, as reflected in the accompanying balance sheet, approximate fair value. Financial instruments consist of cash, accounts receivable, accounts payable, accrued expenses and due to former partners.

(3)  ACCRUED EXPENSES

     Accrued expenses consists of the following:

     Salaries and benefits............................................  $113,205
     Billing fees.....................................................    99,872
     Professional fees................................................    67,388
     Property taxes...................................................    24,631
                                                                       ---------
                                                                        $305,096
                                                                        ========

(4)  COMMITMENTS

     The Company leases office space in three locations under leases expiring through January 1999. Two of the leases have original terms of five years with annual rent increases as specified in the leases. The other lease is a renewable one-year lease with rent negotiated annually.

     Future minimum lease payments under these noncancelable operating leases, including equipment leases, are as follows:

          1997...................................................  $452,764
          1998...................................................   352,607
          1999...................................................    97,499
          2000...................................................     1,722
                                                                   --------
                                                                   $904,592
                                                                   ========

     Total rent expense under all operating leases, including various equipment leases, was $392,935 and $392,400 for the years ended December 31, 1995 and 1996, respectively.

(5)  INCOME TAX EXPENSE

     Income tax expense (benefit) for the years ended December 31, 1995 and 1996 consists of the following:

                                                             1995         1996
                                                             ----         ----
     Deferred:
       Federal...........................................  $243,604     (80,348)
       State.............................................    53,288     (12,277)
                                                           --------     -------
     Total income tax expense (benefit)..................  $296,892     (92,625)
                                                           ========     =======

     Total income tax expense (benefit) differed from the amount computed by applying the U.S. federal income tax rate of 34 percent for the years ended December 31, 1995 and 1996 to earnings before income taxes as a result of the following:

                                                                1995      1996
                                                                ----      ----
     Computed "expected" tax expense......................... $  8,407  (81,471)
     Increase (decrease) in income taxes resulting from:
       State income taxes, net of federal income tax benefit.     (924) (11,784)
       Converting partnership to taxable corporation.........  288,683       --
     Other...................................................      726      630
                                                              --------  -------
     Total income tax expense (benefit)...................... $296,892  (92,625)
                                                              ========  =======

     The significant components of the deferred tax expense (benefit) for the years ended December 31, 1995 and 1996 are as follows:

                                                                1995      1996
                                                                ----      ----
     Cash basis reporting for tax purposes................... $ 32,534  (68,402)
     Converting partnership to taxable corporation...........  288,683       --
     Net operating loss......................................  (24,325) (24,223)
                                                              --------  -------
     Total deferred income tax expense (benefit)............. $296,892  (92,625)
                                                              ========  =======

     The Company converted from a partnership to a taxable corporation during 1995. Under Statement 109, a deferred tax asset or liability is to be recognized for temporary differences at the date that a nontaxable enterprise becomes a taxable enterprise. The effect of recognizing the deferred tax asset or liability is to be included in income from continuing operations. The tax effects of temporary differences that give rise to the deferred tax liability are primarily related to this conversion.

     At December 31, 1996, the Company has net operating loss carryforwards of approximately $125,000 for federal income tax purposes which expire in 2010 and 2011.

(6)  STOCKHOLDERS' EQUITY

     The Company was reorganized from a general partnership to a professional corporation effective October 1, 1995. Partners' capital at September 30, 1995, including net income of the partnership for the nine months ended September 30, 1995, was converted into 4,000 shares of common stock (par value $1) and 4,000 shares of preferred stock (no par value). Two partners' withdrew from the partnership at the conversion date and are owed $77,572 for the balance in their partners' capital accounts. The balance of partners' capital was credited to additional paid-in capital.

(7)  CONCENTRATION OF CREDIT RISK

     The Company grants credit without collateral to all its patients, most of whom are local residents and are insured under third-party payor agreements. A breakdown of the percentage of gross patient accounts receivable by type of payor follows:

     Medicare.......................................................   20%
     Blue Cross Blue Shield (all plans).............................   17
     Self-pay.......................................................   18
     Other (none more than 10%).....................................   45
                                                                      ---
                                                                      100%
                                                                      ===

(8)  PROFESSIONAL AND GENERAL LIABILITY INSURANCE

     The Company maintains professional and general liability insurance to cover medical malpractice claims. Management is not aware of any claims against the Company which might have a material impact on the Company's financial position.

(9)  SUBSEQUENT EVENTS

     On January 17, 1997, the Company was sold under a stock purchase agreement to an unrelated party for $400,000. Immediately prior to the sale, the Company redeemed its preferred stock for approximately $493,000. On December 31, 1997, the new owner entered into a stock transfer restriction agreement which gives control of the Company to Medi-Cen Management, Inc., an affiliate of the new owner.

NO  DEALER,  SALESPERSON  OR  OTHER  PERSON  HAS  BEEN  AUTHORIZED  TO GIVE  ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH
INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT
CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY SECURITIES BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

              TABLE OF CONTENTS

                                                    PAGE
Prospectus Summary  ............................
Risk Factors  ..................................
Use of Proceeds  ...............................
Dilution  ......................................
Divided Policy  ................................
Capitalization  ................................
Selected Financial Data  .......................
Management's Discussion and Analysis of
  Financial Condition and Results of Operations
   .............................................
Business  ......................................
Management  ....................................
Principal Stockholders  ........................
Certain Transactions  ..........................
Description of Securities  .....................
Shares Eligible for Future Sale  ...............
Underwriting  ..................................
Legal Matters  .................................
Experts  .......................................
Additional Information  ........................
Index to Financial Statements  .................   F-1

UNTIL _________, 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE SHARES OF COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                2,000,000 SHARES

                                    MEDI-CEN
                                MANAGEMENT, INC.

                                  COMMON STOCK

                                   PROSPECTUS

                               FERRIS, BAKER WATTS
                                  INCORPORATED
                                         , 1998

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Maryland law, the Company is permitted to indemnify directors, officers, employees and agents made a party to any proceeding by reason of service in that capacity unless it is established that: (1) the act or omission of the party was material to the matter giving rise to the proceeding and (i) was committed in bad faith, or (ii) was the result of active and deliberate dishonesty; or (2) the party actually received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, the party had reasonable cause to believe that the act or omission was unlawful. This provision offers persons who serve on the Board of Directors of the Registrant protection against awards of monetary damages resulting from breaches of their duty of care (except as indicated above). As a result of this provision, the ability of the Registrant or a stockholder thereof to successfully prosecute an action against a director for breach of his duty of care is limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. The Securities and Exchange Commission has taken the position that this provision will have no effect on claims arising under the Federal securities laws.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Set forth below is an estimate of the fees and expenses to be incurred in connection with the issuance and distribution of the shares of Common Stock offered hereby.

Securities and Exchange Commission Registration Fee........  $   6,970
NASD Filing Fee............................................  $   2,800
NASDAQ Listing Fee.........................................  $       *
Blue Sky Fees and Expenses.................................  $       *
Legal Fees and Expenses....................................  $       *
Accounting Fees............................................  $       *
Printing and Engraving Costs...............................  $       *
Transfer Agent Fees........................................  $       *
Miscellaneous Expenses.....................................  $       *
     Total                                                   $       *

* To be included by amendment

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     The following table sets forth all sales of unregistered securities by the Registrant within the past three years.

     NATURE OF                                                          AGGREGATE
  TRANSACTION AND         CLASS OF                                      OFFERING      PRICE PER
       DATE              PURCHASERS          SECURITIES SOLD             PRICE          SHARE
9/27/94                Michael Carlos        1,652,800 shares            $40.00           --
Initial                Buarque de Macedo
Capitalization
9/27/94                P. Steven & Illene    1,652,800 shares            $40.00           --
Initial                S. Macedo TBE
Capitalization
9/27/94                Blaine T. Kuser       123,960 shares              $3.00            --
Initial
Capitalization
6/08/95                Diane Mejia           20,660 shares               $.50             --
7/10/95                Tracy L. Ziadeh       20,660 shares               $.50             --
8/5/96                 Harrison Jett         Option for 33,056 shares    Services         N/A
10/24/96               William Lester        Option for 24,792 shares    Services         N/A
12/01/96               Kass Consulting,      Option for 123,960          Services         N/A
                       LLC                   shares
12/20/96               Harrison G. Jett      8,979 shares                Services         N/A
Treasury Stock
12/20/96               Alan J.               4,132 shares                Services         N/A
Treasury Stock         Silverstone
                       & Kylanne G.
                       Silverston, JTWROS
12/20/96               William Lester        1,033 shares                Services         N/A
12/20/96               Bruce A. Kehr,        Option for 413,200          Services         N/A
                       M.D.                  shares
12/20/96               Gregory A. Winston    Option for 20,660 shares    Services         N/A
12/20/96               Rosen & Hoover,       Option for 20,660 shares    Services         N/A
                       LLC
12/20/96               Jerry W. Clever       Option for 24,792 shares    Services         N/A
4/09/97                Harrison G. Jett      5,603 shares                Services         N/A
Treasury Stock
4/09/97                Francis Cronin        Option for 33,056 shares    Services         N/A
4/09/97                Francis Cronin        Option for 14,834 shares    Services         N/A
8/14/97                Lansing Holman        Option for 1,653 shares     Services         N/A
8/13/97                Harrison G. Jett      5,603 shares                Services         N/A
Treasury Stock
8/13/97                Rosen, Sapperstein    7,157 shares                Services         N/A
Treasury Stock         & Friedlander,
                       Chartered
12/30/97               Scott E. Sheridan     8,677 shares                Services         N/A
Treasury Stock
12/31/97               Joshua Korsower       Option for 5,785 shares     Services         N/A

     The Company relied on Section 4(2) of the Securities Act and Rule 701 promulgated thereunder for each issuance. No underwriters were involved nor any commissions paid in connection with any of the above transactions.

ITEM 27. EXHIBITS

EXHIBIT
  NO.                             DESCRIPTION

1.1*    Form of Underwriting Agreement
3.1     Articles of Incorporation, as amended
3.2     Amended and Restated By-Laws
4.1*    Specimen Common Stock Certificate
5*      Opinion of Gibbons, Del Deo, Dolan, Griffinger & Vecchione
10.1    Form of 1998 Stock Option Plan
10.2 CMO Franchise Agreement dated June 3, 1995 between Medi-Cen, Corp. of America, Inc. and Medi-Cen, Corp. of Maryland, Inc.
10.3 CMO Franchise Agreement dated June 3, 1995 between Medi-Cen, Corp. of America, Inc. and Medi-Cen, Corp. of Virginia, Inc.
10.4 Management Agreement dated January 1, 1998 between the Company and Washington Neurology Associates, L.L.P.
10.5 Management Agreement dated January 1, 1998 between the Company and Yater Medical Group, P.C.
10.6 Stock Transfer Restriction Agreement dated December 31, 1997 among Yater Medical Group, P.C., P. Steven Macedo, M.D., Ilene S. Macedo, M.D. and the Company, as amended
10.7 Partnership Interest Transfer Restriction Agreement dated December 31, 1997 among Washington Neurology Associates, L.L.P., P. Steven Macedo, M.D., Ilene S. Macedo, M.D. and the Company
10.8 Employment Agreement dated March 11, 1998 between the Company and Steven Macedo, M.D.
10.9 Employment Agreement dated March 11, 1998 between the Company and Michael Macedo
10.10 Employment Agreement dated January 1, 1998 between Yater Medical Group, P.C. and Steven Macedo, M.D.
10.11 Consulting Agreement dated January 20, 1997 between Yater Medical Group, P.C. and Michael Macedo
10.12 Employment Agreement dated March 11, 1998 between the Company and Francis J. Cronin
10.13 Letter Agreements among Medi-Cen, Corp. of Maryland, Medi-Cen Management, Inc. and Yater Medical Group, P.C.
10.14 Executive Officer Agreement dated August 5, 1996 between Medi-Cen Management, Inc. and Harrison Jett, as amended
10.15 Consultant Contract dated April 19, 1997 between Medi-Cen Management, Inc. and Frank Cronin, as amended
10.16 Billing Agent Agreement (Medicare/Medicaid) between Medi-Cen Management, Inc. and Washington Neurology Associates, L.L.P.
10.17 Vice-President of Provider Relations Contract, dated April 30, 1996 between the Company and Bruce Kehr
10.18 Stock Purchase Agreement dated March 11, 1998 between Yater Medical Group, P.C. and Michael Macedo
10.19 Stock Purchase Agreement dated March 11, 1998 between Yater Medical Group, P.C. and P. Steven Macedo
10.20 Billing Agent Agreement (Medicare/Medicaid) between Medi-Cen Management, Inc. and Yater Medical Group, P.C.
24.1*   Consent of Gibbons, Del Deo, Dolan,  Griffinger & Vecchione (included in
        Exhibit 5)
24.2    Consent of KPMG Peat Marwick LLP
24.3*   Consent of James Cornelson
24.4*   Consent of William Lester

* To be filed by amendment

ITEM 28. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to Item 24 hereof, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant further undertakes that: (i) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; (ii) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                        SIGNATURES AND POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act, the Registrant has duly
caused  this  Registration   Statement  to  be  signed  on  its  behalf  by  the
undersigned, thereunto duly authorized, in the City of Washington, D.C., on , 1998.

                                        MEDI-CEN MANAGEMENT, INC.

                                     By:_________________________
                                        Michael Macedo
                                        Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby constitutes and appoints P. Steven Macedo and Michael Macedo, or either of them, as such person's true and lawful attorney-in-fact and agent with full power of substitution for such person and in such person's name, place and stead, in any and all capacities, to sign and to file with the Commission, any and all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue thereof.

           NAME                         TITLE               DATE

_____________________________   Chairman of the Board      , 1998
     P. Steven Macedo

_____________________________   Chief Executive Officer    , 1998
      Michael Macedo            and Director (Principal
                                Executive Officer)

_____________________________   Principal Financial and    , 1998
     Harrison G. Jett           Accounting Officer and
                                Director

_____________________________   Director                   , 1998
     James Cornelson

_____________________________   Director                   , 1998
      William Lester

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders
Medi-Cen Management Inc. and Affiliates:

Under date of February 13, 1998, except as to note 13, which is as of _______, 1998, we reported on the consolidated balance sheets of Medi-Cen Management, Inc. and Affiliates as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which are included in the Prospectus. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedules in the registration statement. These consolidated financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statement schedules based on our audits.

In our opinion, such consolidated financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.



Mclean, Virginia
February 13, 1998 except as to note 13,
  which is as of __________, 1998

MEDI-CEN MANAGEMENT, INC. AND AFFILIATES

Valuation and Qualifying Accounts

Years ended December 31, 1995, 1996, and 1997

                                    ADD BALANCE
                        BALANCE AT    FOR YATER  ADDITIONS            BALANCE AT
                         BEGINNING   AT DATE OF  CHARGED TO             END OF
                         OF PERIOD  ACQUISITION   EXPENSE   WRITE-OFFS  PERIOD
                         ---------  -----------   -------   ----------  ------
December 31, 1995
  Accounts receivable
  allowances.....       $  49,509           --   133,094    (78,766)   103,837
December 31, 1996
  Accounts receivable
  allowances.....       $ 103,837           --    86,786    (61,310)   129,313
December 31, 1997
  Accounts receivable
  allowances.....       $ 129,313      330,757   912,799   (657,401)   715,468